As filed with the Securities and Exchange Commission on September 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KILROY REALTY CORPORATION	KILROY REALTY, L.P.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Maryland	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

95-4598246	95-4612685
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tyler H. Rose

Executive Vice President and Chief Financial Officer

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian T.H. Kleindorfer, Esq.

Lewis W. Kneib, Esq.

Latham & Watkins LLP

355 South Grand Avenue, Suite 400

Los Angeles, California 90071-1560

(213) 485-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Kilroy Realty Corporation:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Kilroy Realty, L.P.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Kilroy Realty, L.P. Debt Securities(4)	(1)(2)	(1)(2)	(1)(2)	(3)
Kilroy Realty Corporation Guarantees of Debt Securities(4)	(5)	n/a	n/a	(5)
Kilroy Realty Corporation Common Stock, $.01 par value	(1)(2)	(1)(2)	(1)(2)	(3)
Kilroy Realty Corporation Preferred Stock, $.01 par value	(1)(2)	(1)(2)	(1)(2)	(3)
Kilroy Realty Corporation Depositary Shares	(1)(2)	(1)(2)	(1)(2)	(3)
Kilroy Realty Corporation Warrants	(1)(2)	(1)(2)	(1)(2)	(3)

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	An unspecified number of the securities of each identified class is being registered for possible issuance from time to time at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(3)	In accordance with Rules 456(b) and 457(r), we are deferring payment of all applicable registration fees.
(4)	The debt securities will be issued by Kilroy Realty, L.P., a majority-owned subsidiary of Kilroy Realty Corporation. The debt securities offered by Kilroy Realty, L.P. may be accompanied by guarantees issued by Kilroy Realty Corporation.
(5)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

PROSPECTUS

KILROY REALTY CORPORATION

Common Stock, Preferred Stock, Depositary Shares, Warrants and Guarantees

KILROY REALTY, L.P.

Debt Securities

We may offer from time to time in one or more series or classes (i) debt securities of Kilroy Realty, L.P. which may be fully and unconditionally guaranteed by Kilroy Realty Corporation, (ii) shares of Kilroy Realty Corporation’s common stock, par value $.01 per share, (iii) shares or fractional shares of Kilroy Realty Corporation’s preferred stock, par value $.01 per share, (iv) shares of Kilroy Realty Corporation’s preferred stock represented by depositary shares and (v) warrants to purchase preferred stock or common stock, referred to collectively in this prospectus as the offered securities, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus.

The specific terms of the offered securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus, and will include, where applicable (i) in the case of debt securities and, as applicable, related guarantees, the specific terms of such debt securities, which may be either senior or subordinated, secured or unsecured, and related guarantees, (ii) in the case of common stock, any initial public offering price; (iii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and any initial public offering price; (iv) in the case of depositary shares, the fractional or multiple shares of preferred stock represented by each such depositary share; and (v) in the case of warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the offered securities, in each case as may be appropriate to preserve Kilroy Realty Corporation’s status as a real estate investment trust, or REIT, for federal income tax purposes.

The applicable prospectus supplement will also contain information, where applicable, about (i) certain United States federal income tax consequences relating to, and (ii) any listing on a securities exchange of, the offered securities covered by such prospectus supplement.

The securities may be offered directly, through agents we may designate from time to time or by, to or through underwriters or dealers. The securities also may be offered by securityholders, if so provided in a prospectus supplement hereto. We will provide specific information about any selling securityholders in one or more supplements to this prospectus. If any agents or underwriters are involved in the sale of any of the offered securities, their names, and any applicable purchase price, fee, commission or discount arrangement with or among them, will be set forth in, or will be calculable from the information set forth in, the applicable prospectus supplement. See “Plan of Distribution.” No offered securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of offered securities.

Kilroy Realty Corporation’s common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “KRC.” On September 28, 2016, the last reported sales price of Kilroy Realty Corporation’s common stock on the NYSE was $69.55 per share.

Before you invest in the offered securities, you should consider the risks discussed in “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2016.

Kilroy Realty, L.P., or the operating partnership, is a Delaware limited partnership. Kilroy Realty Corporation, or the Company or guarantor, is the sole general partner of the operating partnership. Unless otherwise expressly stated or the context otherwise requires, in this prospectus, “we,” “us” and “our” refer collectively to the Company, the operating partnership and the Company’s other subsidiaries, references to “Company common stock” or similar references refer to the common stock, par value $.01 per share, of the Company and references to “common units” or similar references refer to the common units of the operating partnership.

You should rely only on the information contained in this prospectus, the applicable prospectus supplement, the documents incorporated or deemed to be incorporated by reference in either and any free writing prospectus that we may provide you in connection with the offered securities. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with any additional or different information, you should not rely on it. Neither this prospectus nor the applicable prospectus supplement nor any such free writing prospectus is an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, the applicable prospectus supplement, any document incorporated or deemed to be incorporated by reference in either or any free writing prospectus that we may provide you in connection with the offered securities is accurate on any date after the respective dates of those documents. Our business, financial condition, results of operations, funds from operations and prospects may have changed since those respective dates.

i

RISK FACTORS

Investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus that we may prepare in connection with the offered securities, including, without limitation, the risks set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in Kilroy Realty Corporation’s and Kilroy Realty, L.P.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, incorporated into this prospectus and the applicable prospectus supplement by reference, as updated in subsequent filings of Kilroy Realty Corporation and Kilroy Realty, L.P. with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in either. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, funds from operations and prospects and might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section entitled “Forward-Looking Statements” included elsewhere in this prospectus and the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus and the applicable prospectus supplement, including the documents incorporated by reference in either, contain, and documents we subsequently file with the SEC and incorporate by reference in either may contain, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act, including information concerning our capital resources, portfolio performance, results of operations, projected future occupancy and rental rates, lease expirations, debt maturities, potential investments, strategies such as capital recycling, development and redevelopment activity, projected construction costs, projected construction commencement and completion dates, dispositions, future executive incentive compensation, pending, potential or proposed acquisitions, the anticipated use of proceeds from any offered securities, anticipated growth in our funds from operations and anticipated market conditions, demographics, and similar matters. Forward-looking statements can be identified by the use of words such as “believes,” “expects,” “projects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” and the negative of these words and phrases and similar expressions that do not relate to historical matters. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward- looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others:

•	global market and general economic conditions and their effect on our liquidity and financial conditions and those of our tenants;

•	adverse economic or real estate conditions in the States of California and Washington;

•	risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry;

•	defaults on or non-renewal of leases by tenants;

•	any significant downturn in tenants’ businesses;

•	our ability to re-lease property at or above current market rates;

•	costs to comply with government regulations, including environmental remediations;

•	the availability of cash for distribution and debt service and exposure of risk of default under debt obligations;

•	significant competition, which may decrease the occupancy and rental rates of properties;

•	potential losses that may not be covered by insurance;

•	the ability to successfully complete acquisitions and dispositions on announced terms;

•	the ability to successfully operate acquired properties;

•	the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts;

•	defaults on leases for land on which some of our properties are located;

•	adverse changes to, or implementations of, applicable laws, regulations or legislation;

•	environmental uncertainties and risks related to natural disasters; and

•	our ability to maintain our status as a REIT.

The factors included in this prospectus and the applicable prospectus supplement, including the documents incorporated by reference in either, and documents we subsequently file with the SEC and incorporate by reference in either, are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional risk factors, see the factors included under the caption “Risk Factors” in this prospectus, in the applicable prospectus supplement, in our and the operating partnership’s most recent Annual Report on Form 10-K, and in our and the operating partnership’s subsequent Quarterly Reports on Form 10-Q, as well as the other risks described in this prospectus and the applicable prospectus supplement and the documents incorporated by reference in either. All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under Federal securities laws.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Kilroy Realty Corporation’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the periods indicated was as follows:

	For Six Months Ended June 30,	For Year Ended December 31,
	2016(1)	2015(1)	2014	2013	2012	2011
Consolidated ratio of earnings to fixed charges	4.50x	2.73x	1.16x	0.87x	0.78x	0.74x
Consolidated ratio of earnings to combined fixed charges and preferred dividends	4.01x	2.44x	1.05x	0.78x	0.71x	0.67x

(1)

Effective January 1, 2015, Kilroy Realty Corporation adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-08 (“ASU 2014-08”), which changed the criteria for reporting discontinued operations. ASU 2014-08 was adopted on a prospective basis. Properties classified as held for sale and/or disposed of by Kilroy Realty Corporation subsequent to January 1, 2015, did not represent a strategic shift nor had a major effect on our operations or financial results and were therefore included in income from continuing operations. These amounts included a significant amount of gains from the sale of land and operating properties, thus increasing Kilroy Realty Corporation’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred dividends for the year ended December 31, 2015, and the six months ended June 30, 2016, as compared to the other prior periods presented above.

We have computed the consolidated ratio of earnings to fixed charges for Kilroy Realty Corporation by dividing earnings by fixed charges. Earnings consist of income from continuing operations before the effect of noncontrolling interest plus fixed charges and amortization of capitalized interest, reduced by capitalized interest and loan costs and distributions on Series A cumulative redeemable preferred units prior to their redemption on August 15, 2012. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of loan costs, an estimate of the interest within rental expense, and distributions on Series A cumulative redeemable preferred units prior to their redemption on August 15, 2012.

We have computed the consolidated ratio of earnings to combined fixed charges and preferred dividends for Kilroy Realty Corporation by dividing earnings by combined fixed charges and preferred dividends. Earnings consist of income from continuing operations before the effect of noncontrolling interest plus fixed charges and amortization of capitalized interest, reduced by capitalized interest and loan costs and distributions on Series A cumulative redeemable preferred units prior to their redemption on August 15, 2012. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of loan costs, an estimate of the interest within rental expense, and distributions on Series A cumulative redeemable preferred units prior to their redemption on August 15, 2012. Preferred dividends consist of dividends on the Company’s 6.375% Series H Cumulative Redeemable Preferred Stock (the “Series H preferred stock”) and 6.875% Series G Cumulative Redeemable Preferred Stock (the “Series G preferred stock”) since their issuance on August 6, 2012 and March 16, 2012, respectively, and on the Company’s 7.50% Series F Cumulative Redeemable Preferred Stock and 7.80% Series E Cumulative Redeemable Preferred Stock prior to their redemption on April 16, 2012.

The computation of the consolidated ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges, calculated as described above, by approximately $14.6 million, $23.5 million and $26.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The computation of the consolidated ratio of earnings to combined fixed charges and preferred dividends indicates that earnings were inadequate to cover fixed charges and preferred dividends, calculated as described above, by approximately $27.9 million, $34.1 million and $36.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Kilroy Realty, L.P.’s consolidated ratio of earnings to fixed charges for each of the periods indicated was as follows:

	For Six Months Ended June 30,	For Year Ended December 31,
	2016(1)	2015(1)	2014	2013	2012	2011
Consolidated ratio of earnings to fixed charges	4.50x	2.73x	1.16x	0.87x	0.81x	0.78x

(1)

Effective January 1, 2015, Kilroy Realty, L.P. adopted FASB ASU 2014-08, which changed the criteria for reporting discontinued operations. ASU 2014-08 was adopted on a prospective basis. Properties classified as held for sale and/or disposed of by Kilroy Realty, L.P. subsequent to January 1, 2015, did not represent a strategic shift nor had a major effect on Kilroy Realty, L.P.’s operations or financial results and were therefore included in income from continuing operations. These amounts included a significant amount of gains from the sale of land and operating properties, thus increasing Kilroy Realty, L.P.’s consolidated ratio of earnings to fixed charges for the year ended December 31, 2015, and the six months ended June 30, 2016, as compared to the other prior periods presented above.

We have computed the consolidated ratio of earnings to fixed charges for Kilroy Realty, L.P. by dividing earnings by fixed charges. Earnings consist of income from continuing operations before the effect of noncontrolling interest plus fixed charges and amortization of capitalized interest, reduced by capitalized interest and loan costs. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of loan costs and an estimate of the interest within rental expense.

The computation of the consolidated ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges, calculated as described above, by approximately $14.6 million, $19.9 million and $21.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

THE COMPANY

We are a self-administered REIT active in premier office submarkets along the West Coast. We own, develop, acquire and manage real estate assets, consisting primarily of Class A properties in the coastal regions of Los Angeles, Orange County, San Diego County, the San Francisco Bay Area and greater Seattle, which we believe have strategic advantages and strong barriers to entry. Class A real estate encompasses attractive and efficient buildings of high quality that are attractive to tenants, are well-designed and constructed with above-average material, workmanship and finishes and are well-maintained and managed.

As of June 30, 2016, our stabilized office portfolio was comprised of 102 office properties, which encompassed an aggregate of approximately 13.7 million rentable square feet. As of June 30, 2016, these properties were approximately 95.5% occupied by 526 tenants. Our stabilized portfolio includes all of our properties with the exception of development and redevelopment properties currently under construction or committed for construction, “lease-up” properties, real estate assets held for sale, undeveloped land and our recently completed residential property. As of June 30, 2016, we had one development project under construction that is expected to encompass approximately 700,000 aggregate rentable square feet upon completion. We define “redevelopment properties” as those properties for which we expect to spend significant development and construction costs on the existing or acquired buildings pursuant to a formal plan, the intended result of which is a higher economic return on the property. As of June 30, 2016, we had no redevelopment properties. We define “lease-up” properties as office properties we recently developed or redeveloped that have not yet reached 95% occupancy and are within one year following cessation of major construction activities. As of June 30, 2016, we had two development projects in “lease-up,” encompassing approximately 443,000 aggregate rentable square feet, two properties held for sale and eight development sites, representing approximately 70 gross acres of undeveloped land.

Kilroy Realty Corporation is a Maryland corporation organized to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, which owns its interests in all of its properties through the operating partnership and Kilroy Realty Finance Partnership, L.P., both of which are Delaware limited partnerships. We generally conduct substantially all of our operations through the operating partnership in which, as of June 30, 2016, Kilroy Realty Corporation owned an approximate 97.2% general partnership interest. The remaining approximately 2.8% common limited partnership interest in the operating partnership as of June 30, 2016 was owned by non-affiliated investors and certain executive officers and directors of Kilroy Realty Corporation.

The Company’s outstanding common stock and preferred stock are listed on the NYSE. The Company’s common stock is listed under the symbol “KRC,” the Company’s 6.875% Series G Cumulative Redeemable Preferred Stock is listed under the symbol “KRC-PG,” and the Company’s 6.375% Series H Cumulative Redeemable Preferred Stock is listed under the symbol “KRC-PH.”

Our principal executive offices are located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064. Our telephone number is (310) 481-8400.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the offered securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from sales of offered securities by selling securityholders.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

This section describes the general terms and provisions of the operating partnership’s debt securities. When our operating partnership offers to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus, including the terms of any related guarantees by the Company and the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities may be offered either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be the operating partnership’s senior, senior subordinated or subordinated obligations and may be issued in one or more series. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be the operating partnership’s direct, unsecured senior obligations and will rank equally in right of payment with all of its other senior unsecured indebtedness.

Unless otherwise specified in a prospectus supplement, the debt securities will be issued under the indenture dated as of March 1, 2011, as amended and supplemented by a supplemental indenture thereto dated as of July 5, 2011 (as so amended and supplemented, the “indenture”), among the operating partnership, the Company and U.S. Bank National Association, as trustee. The indenture contains the full legal text of the matters described in this section. We have summarized select portions of the indenture below. The summary is not complete and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of the terms used in the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, those sections or defined terms are incorporated by reference into this prospectus or the applicable prospectus supplement, and this summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement. The form of the indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this “Description of Debt Securities and Related Guarantees,” references to the “operating partnership,” “we,” “our” or “us” refer solely to Kilroy Realty, L.P. and not to any of its subsidiaries and references to the “Company” or “guarantor” refer solely to Kilroy Realty Corporation and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the Company’s board of directors and set forth or determined in the manner provided in a resolution of the Company’s board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus, will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet). A prospectus supplement, pricing supplement or term sheet may change any of the terms of the debt securities described in this prospectus.

Unless we state otherwise in the applicable prospectus supplement, we can issue an unlimited amount of the operating partnership’s debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal of and premium, if any, on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium, if any, and interest on the debt securities will be payable;

•	the price or prices and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•

if other than U.S. dollars, the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made and, if payments of principal, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities or the guarantees, if any, thereof;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of the series, including if applicable, the conversion or exchange price, the conversion or exchange period, the securities or other property into which such debt securities will be convertible or exchangeable, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if such debt securities are redeemed;

•	whether the debt securities of the series will be senior debt securities, senior subordinated debt securities or subordinated debt securities and, if applicable, the subordination terms thereof;

•

whether the debt securities of the series are guaranteed by the Company, the terms of the guarantee and whether any guarantee is made on a senior, senior subordinated or subordinated basis and, if applicable, the subordination terms of any guarantee; and

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series.

As discussed above, we may issue debt securities of the operating partnership that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. In addition, we may denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, and the principal of and any premium and interest on any series of debt securities may be payable in a foreign currency or currencies or a foreign currency unit or units. The applicable prospectus supplement will provide you with information on the federal income tax considerations and other special considerations applicable to any such debt securities.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities of any series will not contain any provisions which may afford holders of the debt securities of such series protection in the event the operating partnership or the Company has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of any series of debt securities.

Merger, Consolidation and Sale of Assets

Unless we state otherwise in the applicable prospectus supplement, the operating partnership and the Company may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

the operating partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the operating partnership or the Company, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, in the case of the operating partnership, payment of the principal of and premium, if any, and interest and any redemption price due on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions of the operating partnership in the indenture and the debt securities, or in the case of the Company, the payment of all amounts due under its guarantees of the debt securities and the due and punctual performance and observance of all of the covenants and conditions of the Company in the indenture and the guarantees, as the case may be;

•

immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

Upon any such merger, consolidation or conveyance, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the operating partnership or the Company, as the case may be, under the indenture.

Events of Default

Unless we state otherwise in the applicable prospectus supplement, the indenture provides that the following events are “Events of Default” with respect to any series of debt securities:

•	default in the payment of any interest on the debt securities of such series when such interest becomes due and payable that continues for a period of 30 days;

•

default in the payment of any principal of or premium, if any, on the debt securities of such series, or any redemption price due with respect to the debt securities of such series, when due and payable;

•	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of such series;

•	failure by the operating partnership or the Company to comply with their respective obligations described under “Merger, Consolidation and Sale of Assets”;

•

default in the performance, or breach, of any other covenant or warranty of the operating partnership or the Company in the indenture (other than a covenant or warranty which has expressly been included in the indenture solely for the benefit of the debt securities of a series other than such series) and continuance of such default or breach for a period of 60 days after written notice as provided in the indenture;

•

default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or the operating partnership or by any Subsidiary of the operating partnership or the Company, the repayment of which the Company or the operating partnership has guaranteed or for which the Company or the operating partnership is directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $35 million, whether such indebtedness exists as of the date of the indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within the period specified in such instrument;

•

a final judgment for the payment of $35 million or more (excluding any amounts covered by insurance) is rendered against the operating partnership, the Company or any of the operating partnership’s or the Company’s respective Subsidiaries, which judgment is not discharged or stayed within 60 days after (1) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (2) the date on which all rights to appeal have been extinguished; or

•	certain events of bankruptcy, insolvency or reorganization with respect to the operating partnership, the Company or any Significant Subsidiary of the operating partnership or the Company.

A supplemental indenture or officer’s certificate establishing the terms of a particular series of debt securities may delete, modify or add to the Events of Default described above.

If an Event of Default with respect to the debt securities of a particular series occurs and is continuing (other than an Event of Default specified in the last bullet above, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal amount of, and accrued and unpaid interest on, all of the debt securities of such series to be due and payable immediately by written notice thereof to the operating partnership and the Company (and to the trustee if given by the holders). However, at any time after the declaration of acceleration (or automatic acceleration) with respect to the debt securities of such series has occurred, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the debt securities of such series outstanding may rescind and annul the declaration and its consequences if:

•

the operating partnership or the Company shall have deposited with the trustee all payments of the principal of and premium, if any, and interest on the debt securities of such series which have become due otherwise than by such acceleration, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all Events of Default, other than the non-payment of accelerated principal of and interest on the debt securities of such series, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default or Event of Default with respect to the debt securities of such series and its consequences, except, among other things, a default:

•	in the payment of the principal of or premium, if any, or interest on the debt securities of such series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected thereby.

The trustee will be required to give notice to the holders of the debt securities of any particular series within 90 days of a default under the indenture with respect to the debt securities of such series known to a responsible officer (as defined in the indenture) of the trustee unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of such series of any default with respect to the debt securities of such series (except a default in the payment of the principal of or premium, if any or interest on the debt securities of such series) if responsible officers of the trustee in good faith determine the withholding to be in the interest of the holders of the debt securities of such series; and provided, further, that in the case of a default with respect to the debt securities of any series of the character specified in the penultimate bullet point of the first paragraph under this caption “Events of Default,” no such notice to holders of debt securities of such series shall be given until at least 60 days after the occurrence thereof.

The indenture provides that no holder of the debt securities of a particular series may institute any action or proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, unless:

•	such holder has given the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series;

•

the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have made a written request upon the trustee to institute such action or proceeding and shall have offered to the trustee such reasonable indemnity as it may require against costs, liabilities or expenses to be incurred therein or thereby;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such action, suit or proceeding; and

•

no direction inconsistent with such written request shall have been given to the trustee by holders of a majority in an aggregate principal amount of the debt securities of such series then outstanding.

This provision will not prevent, however, any holder of the debt securities of any series from instituting suit for the enforcement of payment of the principal of or premium if any, or interest on such debt securities on or after the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of debt securities of any series then outstanding under the indenture, unless the holders of debt securities of such series shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture or which may involve the trustee in personal liability or be unduly prejudicial to the holders of the debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, the operating partnership and the Company must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification, Waiver and Meetings

Unless we state otherwise in the applicable prospectus supplement, modifications and amendments of the indenture will be permitted to be made pursuant to a supplemental indenture entered into by the operating partnership, the Company and the trustee with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series affected by such supplemental indenture (including consent obtained in connection with a tender offer or exchange offer for the outstanding debt securities of such series); provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby:

•

change the stated maturity of the principal of or premium, if any, or any installment of interest on any debt security or reduce the principal amount of or premium, if any, or the rate or amount of interest on any debt security;

•

change the place of payment, or the coin or currency, for payment of principal of or premium, if any, or interest on any debt security or impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•

reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and their consequences thereunder or to reduce the quorum or change voting requirements set forth in the indenture;

•

modify or affect in any manner adverse to the holders of any debt security the terms and conditions of the obligations of the Company, as guarantor, in respect of the payment of principal, premium, if any, and interest; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain defaults or Events of Default with respect to debt securities of any series, or the waiver of compliance with certain covenants applicable to the debt securities of any series, except to increase the percentage required to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of each of the debt securities affected thereby.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by supplemental indenture executed by the operating partnership, the Company and the trustee without the consent of any holder of the debt securities for, among other things, any of the following purposes:

•	to evidence a successor to the operating partnership as obligor or the Company as guarantor under the indenture;

•

to add to the covenants of the operating partnership or the Company for the benefit of the holders of the debt securities of all or any series and any related guarantees or to surrender any right or power conferred upon the operating partnership or the Company in the indenture with respect to all or any series of debt securities or any related guarantees;

•	to add Events of Default for the benefit of the holders of the debt securities of all or any series;

•

to amend or supplement any provisions of the indenture with respect to the debt securities of all or any series, provided that no amendment or supplement shall adversely affect the interests of the holders of such debt securities in any respect;

•	to secure the debt securities of all or any series;

•

to provide for the acceptance of appointment by a successor trustee in respect of all or any series of debt securities or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture; provided that the action shall not adversely affect the interests of holders of the debt securities of any series in any respect;

•

to establish the form or terms of debt securities of any series and any related guarantees, and any deletions from or additions or changes to the indenture in connection therewith (provided that any such deletions, additions and changes shall not be applicable to any other debt securities then outstanding or to any other series of debt securities);

•

to delete, amend or supplement any provision contained in the indenture or in any supplemental indenture (which deletion, amendment or supplement may apply to one or more series of debt securities or may apply to the indenture generally), provided that such deletion, amendment or supplement does not (i) apply to any debt securities of any series then outstanding created or issued prior to the date of the supplemental indenture pursuant to which such deletion, amendment or supplement is made and entitled to the benefit of such provision deleted, amended or supplemented by such supplemental indenture, or (ii) modify the rights of the holder of any such debt security;

•	to comply with the Trust Indenture Act of 1939;

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate satisfaction and discharge, legal defeasance or covenant defeasance of the debt securities of any series as described below under the caption “—Discharge, Defeasance and Covenant Defeasance”; provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any respect;

•

to conform the provisions of the indenture, the debt securities or the related guarantee to this “Description of Debt Securities and Related Guarantees” and to the additional terms set forth in the applicable prospectus supplement; or

•	to add guarantors for the benefit of the debt securities of all or any series.

The operating partnership and the Company may omit in any particular instance to comply with certain specified covenants in the indenture with respect to the debt securities of any series (which, if expressly stated in the prospectus supplement applicable to the debt securities of such series, may include any additional covenants specified in such prospectus supplement) if the holders of at least a majority in principal amount of all outstanding debt securities of such series waive such compliance. In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities, the indenture provides that debt securities owned by the operating partnership, the Company or any other obligor upon the debt securities or the guarantees thereof or any affiliate of the operating partnership, the Company, or of any other such obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of debt securities of any series. A meeting of the holders of debt securities of any series will be permitted to be called at any time by the trustee, and also, upon request, by the operating partnership or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of such series; provided, however, that, except for any consent that must be given by the holder of each debt security affected as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of such series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of such series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of the debt securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, of the debt securities of any series will be holders of a majority in principal amount of the outstanding debt securities of such series; provided, however, that if any action is to be taken at the meeting with respect to a request, demand, authorization, direction, notice, consent, waiver or other action which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of such series, holders of the specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum with respect to that matter. In the absence of a quorum at the reconvening of any adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten days; at the reconvening of any meeting adjourned or further adjourned for lack of a quorum, the persons entitled to vote 25% in aggregate principal amount of the then outstanding debt securities of such series shall constitute a quorum.

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be taken by holders of such series and one or more additional series acting collectively and voting together as a single class, there shall be no minimum quorum requirement for that meeting and the principal amount of outstanding debt securities of all such series that are entitled to vote in favor of that request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

Unless we state otherwise in the applicable prospectus supplement, the indenture shall cease to be of further effect with respect to any series of debt securities, and the Company shall be released from its guarantee of the debt securities of such series (subject to the survival of a limited number of specified provisions) when:

•

either (A) all outstanding debt securities of such series have been delivered to the trustee for cancellation (subject to specified exceptions) or (B) all outstanding debt securities of such series have become due and payable or will become due and payable at their maturity date within one year or are to be called for redemption on a redemption date within one year and the operating partnership has deposited with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the outstanding debt securities of such series not theretofore delivered to the trustee for cancellation in respect of principal, premium, if any, and interest, to the date of such deposit (if the debt securities of such series have become due and payable) or to the maturity date or redemption date, as the case may be;

•	the operating partnership has paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series; and

•	certain other conditions are met.

The indenture provides that the operating partnership may elect:

•	to be discharged from any and all obligations in respect of the debt securities of any series (subject to the survival of a limited number of specified provisions) (“legal defeasance”); or

•	to be released from compliance with specified covenants in the indenture in respect of the debt securities of any series (“covenant defeasance”).

To effect legal defeasance or covenant defeasance, the operating partnership will be required to make an irrevocable deposit with the trustee, in trust for such purpose, of money and/or Government Obligations that, through the scheduled payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal, premium, if any, and interest on the debt securities of such series on the scheduled due dates or the applicable redemption date, as the case may be, in accordance with the terms of the indenture and the debt securities of such series. Upon any legal defeasance (but not covenant defeasance) the Company will be released from its guarantee of the debt securities of such series.

The trust described in the preceding paragraph may only be established if, among other things:

•

the operating partnership has delivered to the trustee a legal opinion of outside counsel reasonably acceptable to the trustee to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service, or IRS, or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•

if the cash and Government Obligations deposited are sufficient to pay the principal of, and premium, if any, and interest (including the redemption price) on the debt securities of such series, provided such debt securities of such series are redeemed on a particular redemption date, the operating partnership shall have given the trustee irrevocable instructions to redeem the debt securities of such series on the date and to provide notice of the redemption to the holders of the debt securities of such series;

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the operating partnership or the Company is a party or by which either of them is bound; and

•

no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities of such series shall have occurred and shall be continuing on the date of, or, solely in the case of events of default due to certain events of bankruptcy, insolvency, or reorganization, during the period ending on the 91st day after the date of, such deposit into trust.

In the event we effect covenant defeasance with respect to the debt securities of any series, then any failure by the operating partnership or the Company to comply with any covenant as to which there has been covenant defeasance will not constitute an Event of Default. However, if the debt securities of such series are declared due and payable because of the occurrence of any other Event of Default, the amount of monies and/or Government Obligations deposited with the trustee to effect such covenant defeasance may not be sufficient to pay amounts due on the debt securities of such series at the time of any acceleration resulting from such Event of Default. However, the operating partnership and the Company would remain liable to make payment of such amounts due at the time of acceleration.

Governing Law

The indenture, the debt securities and any guarantees endorsed on the certificates evidencing the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Book-entry System

The Global Notes

The debt securities of each series will be initially issued in the form of one or more registered debt securities in global form, without interest coupons, or the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the applicable underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of the operating partnership, the Company or the applicable underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have debt securities represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated debt securities; and

•

will not be considered the owners or holders of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note of any series must rely on the procedures of DTC to exercise any rights of a holder of debt securities of such series under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the direct, or, if applicable, indirect DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the debt securities represented by a global note will be made by the trustee to DTC or DTC’s nominee as the registered holder of the global note. Neither the operating partnership, the Company nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

If the Debt securities of any series are initially issued as global notes, debt securities of such series in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the debt securities of such series only if:

•

DTC notifies the operating partnership at any time that it is unwilling or unable to continue as depositary for the global notes of such series and a successor depositary is not appointed within 90 days;

•

DTC ceases to be registered as a clearing agency under the Exchange Act at any time when the depositary is required to be so registered and a successor depositary is not appointed within 90 days after the operating partnership learns of such ineligibility;

•	an Event of Default has occurred and is continuing under the indenture with respect to the debt securities of such series; or

•	we, at our option, determine that the debt securities of such series shall no longer be represented by global notes.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms and provisions of the capital stock of Kilroy Realty Corporation. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Company’s charter (including, without limitation, the articles supplementary (the “Articles Supplementary”) establishing the terms of the Company’s 6.875% Series G Cumulative Redeemable Preferred Stock (the “Series G preferred stock”) and 6.375% Series H Cumulative Redeemable Preferred Stock (the “Series H preferred stock”)) incorporated by reference to our SEC filings. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” references to the “Company,” “we,” “our” or “us” refer solely to Kilroy Realty Corporation and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Common Stock

General

The Company’s charter authorizes us to issue 150,000,000 shares of common stock, par value $.01 per share. As of September 23, 2016, we had 92,270,393 shares of common stock outstanding. The number of outstanding shares of common stock excludes the following as of September 23, 2016: (i) 286,000 shares of common stock issuable upon exercise of options granted under our equity compensation plans; (ii) 1,353,349 additional shares of common stock reserved and available for issuance under our equity compensation plans; (iii) 2,043,999 shares of common stock underlying restricted stock units awarded under our stock award deferral program; (iv) 2,631,276 shares of common stock issuable upon redemption of common units of the operating partnership outstanding; and (v) a total of up to 9,236,100 shares of our common stock (subject to certain anti-dilution and other potential adjustments) issuable upon conversion of our Series G preferred stock and Series H preferred stock following a “Change of Control” (as defined in the terms of the Series G preferred stock and Series H preferred stock, respectively) of us.

Shares of our common stock:

•	are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting;

•	do not have any conversion rights;

•	do not have any exchange rights;

•	do not have any sinking fund rights;

•	do not have any redemption rights;

•	do not generally have any appraisal rights;

•	do not have any preemptive rights to subscribe for any of our securities; and

•	are subject to restrictions on ownership and transfer.

We may pay distributions on shares of the Company’s common stock, subject to the preferential rights of the Company’s Series G preferred stock, the Company’s Series H preferred stock and any other series or class of capital stock that we may issue in the future with rights to dividends and other distributions senior to the Company’s common stock. However, we may only pay distributions when the board of directors (in its sole discretion) authorizes a distribution out of legally available funds.

The Company’s board of directors may:

•	reclassify any unissued shares of the Company’s common stock into other classes or series of capital stock;

•	establish the number of shares in each of these classes or series of capital stock;

•	establish any preference rights, conversion rights and other rights, including voting powers, of each of these classes or series of capital stock;

•	establish restrictions, such as limitations and restrictions on ownership, dividends or other distributions of each of these classes or series of capital stock; and

•	establish qualifications and terms or conditions of redemption for each of these classes or series of capital stock.

Certain Provisions of the Maryland General Corporation Law

Under the Maryland General Corporation Law, or the MGCL, the Company’s stockholders are generally not liable for our debts or obligations. If we liquidate, we will first pay all debts and other liabilities, including debts and liabilities arising out of the Company’s status as general partner of the operating partnership, and, second, any preferential distributions on any outstanding shares of our preferred stock. Each holder of the Company’s common stock then will share ratably in our remaining assets. All shares of the Company’s common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights, subject to the ownership limits in the Company’s charter or as permitted by the board of directors pursuant to executed agreements waiving these ownership limits with respect to specific stockholders.

Under the MGCL, we generally require approval by the Company’s stockholders by the affirmative vote of at least two-thirds of the votes entitled to vote before we can:

•	dissolve;

•	amend the Company’s charter;

•	merge;

•	sell all or substantially all of the Company’s assets;

•	engage in a share exchange; or

•	engage in similar transactions outside the ordinary course of business.

Because the term “substantially all” of a company’s assets is not defined in the MGCL, it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Although the MGCL allows the Company’s charter to establish a lesser percentage of affirmative votes by the Company’s stockholders for approval of those actions, the Company’s charter does not include such a provision.

Preferred Stock

The Company’s charter authorizes us to issue 30,000,000 shares of preferred stock, par value $.01 per share. Of the 30,000,000 authorized shares of preferred stock, we have classified and designated 4,600,000 shares as Series G preferred stock and 4,000,000 shares as Series H preferred stock. As of September 23, 2016, 4,000,000 shares of the Company’s Series G preferred stock are issued and outstanding and 4,000,000 shares of Series H preferred stock are issued and outstanding.

We may classify, designate and issue additional shares of currently authorized shares of preferred stock, in one or more classes or series, as authorized by the board of directors without the prior consent of the Company’s stockholders. The board of directors may grant the holders of preferred stock of any class or series preferences, powers and rights—voting or otherwise—senior to the rights of holders of shares of the Company’s common stock. The board of directors can authorize the issuance of currently authorized shares of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control transaction that might involve a premium price for holders of shares of the Company’s common stock or otherwise be in their best interest. All shares of preferred stock which are issued and are or become outstanding are or will be fully paid and nonassessable. Before we may issue any shares of preferred stock of any class or series, the MGCL and the Company’s charter require the board of directors to determine the following with respect to such class or series:

•	the designation;

•	the terms;

•	preferences with respect to distributions and in the event of our liquidation, dissolution or winding-up;

•	conversion and other rights, if any;

•	voting powers;

•	restrictions;

•	limitations as to distributions;

•	qualifications; and

•	terms or conditions of redemption, if any.

6.875% Series G Cumulative Redeemable Preferred Stock

General

Of the Company’s 30,000,000 authorized preferred shares, 4,600,000 shares have been classified and designated as 6.875% Series G Cumulative Redeemable Preferred Stock. Of these shares, as of September 23, 2016, 4,000,000 are issued and outstanding.

Dividends

Each share of Series G preferred stock is entitled to receive, when, as, and if authorized by the Company’s board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.875% of the $25.00 per share liquidation preference per annum (equivalent to $1.71875 per annum per share), payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Except as provided in the immediately following paragraph, unless full cumulative dividends for all past dividend periods on the Series G preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment, no dividends (other than in shares of the Company’s common stock or shares of any other class or series of stock of the Company ranking junior to the Series G preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Company) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the Company’s common stock or any other class or series of stock of the Company ranking junior to or on a parity with the Series G preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, nor shall any shares of the Company’s common stock or any other class or series of stock of the Company ranking junior to or on a parity with the Series G preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for shares of the Company’s common stock or shares of any other class or series of stock of the Company ranking junior to the Series G preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Company’s stock to preserve the Company’s status as a real estate investment trust, or REIT, for federal and/or state income tax purposes. With respect to the Series G preferred stock, all references to “past dividend periods” shall mean, as of any date, dividend periods ending on or prior to such date, and with respect to shares of any other class or series of stock ranking on a parity as to dividends with the Series G preferred stock, “past dividend periods” shall mean, as of any date, dividend periods with respect to such other class or series of stock ending on or prior to such date.

When full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of Series G preferred stock and when full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of any other class or series of the Company’s stock ranking on a parity as to dividends with the Series G preferred stock, then all dividends declared on shares of Series G preferred stock and any other outstanding classes or series of the Company’s stock ranking on a parity as to dividends with the Series G preferred stock shall be declared pro rata so that the amount of dividends declared per share on the Series G preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series G preferred stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series G preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series G preferred stock (which, in the case of any such other class or series of stock ranking on a parity as to dividends with the Series G preferred stock, shall not include any accumulation in respect of unpaid dividends for past dividend periods if such other class or series of stock ranking on a parity as to dividends with the Series G preferred stock does not have a cumulative dividend) bear to each other.

Ranking

The Series G preferred stock will, with respect to dividends and rights upon the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding-up, rank:

•	senior to the Company’s common stock and all other classes or series of the Company’s stock designated as ranking junior to Series G preferred stock;

•	on parity with all other classes or series of stock designated as ranking on a parity with the Series G preferred stock (including, without limitation, the Series H preferred stock); and

•	junior to all other classes or series of the Company’s stock designated as ranking senior to the Series G preferred stock.

Redemption

The Series G preferred stock will not be redeemable before March 27, 2017, except to preserve our status as a REIT for federal and/or state income tax purposes and except as described below upon the occurrence of a Series G Change of Control (as defined below). On and after March 27, 2017, we may, at our option, redeem any or all of the shares of the Series G preferred stock, for cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption.

Upon the occurrence of a Series G Change of Control, we may, at our option, at any time or from time to time, redeem any or all of the shares of Series G preferred stock, within 120 days after the first date on which such Series G Change of Control occurred, for cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption. If, prior to the Series G Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem some or all of the shares of Series G preferred stock (whether pursuant to our optional redemption right described in the paragraph above or the special optional redemption right described in this paragraph), the holders of Series G preferred stock will not have the conversion right described below under “—Conversion Rights” with respect to the shares of Series G preferred stock called for redemption.

A “Series G Change of Control” is when the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex, or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

The “Series G Change of Control Conversion Date” is the date the Series G preferred stock is to be converted into the Company’s common stock, which will be a business day selected by the Company that is no fewer than 20 days nor more than 35 days after the date on which the Company provides a notice of the occurrence of the Series G Change of Control that describes the resulting Series G Change of Control Conversion Right to the holders of Series G preferred stock.

Conversion Rights

Upon the occurrence of a Series G Change of Control, each holder of Series G preferred stock will have the right, which we refer to as the Series G Change of Control Conversion Right (unless, prior to the Series G Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the shares of Series G preferred stock held by such holder pursuant to the redemption provisions described above under “—Redemption,” in which case such holder will have the right only with respect to shares of Series G preferred stock that are not called for redemption) to convert some or all of the Series G preferred stock held by such holder on the Series G Change of Control Conversion Date, into a number of shares of the Company’s common stock per share of Series G preferred stock equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series G preferred stock plus the amount of any accrued and unpaid dividends thereon to the Series G Change of Control Conversion Date (unless the Series G Change of Control Conversion Date is after a record date for a Series G preferred stock dividend payment and prior to the corresponding dividend payment date for the Series G preferred stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Series G Common Stock Price (as defined below); and

•	1.0975, which we refer to as the Series G Share Cap, subject to adjustments to the Series G Share Cap for any splits, subdivisions or combinations of our common stock subject, in each case, to provisions for the receipt of alternative consideration under specified circumstances as set forth in the Articles Supplementary for the Series G preferred stock.

The “Series G Common Stock Price” is (i) if the consideration to be received in the Series G Change of Control by the holders of the Company’s common stock is solely cash, the amount of cash consideration per share of the Company’s common stock or (ii) if the consideration to be received in the Series G Change of Control by holders of the Company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the Company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Series G Change of Control occurred as reported on the principal U.S. securities exchange on which the Company’s common stock is then traded, or (y) the average of the last quoted bid prices for the Company’s common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Series G Change of Control occurred, if the Company’s common stock is not then listed for trading on a U.S. securities exchange.

No Maturity, Sinking Fund or Mandatory Redemption

The Series G preferred stock has no maturity date, and the Company is not required to redeem the Series G preferred stock at any time. Accordingly, the shares of Series G preferred stock will remain outstanding indefinitely, unless the Company decides, at its option, to exercise its redemption rights or otherwise repurchase them or they become convertible and are converted in the manner set forth in Articles Supplementary for the Series G preferred stock. None of the Series G preferred stock is subject to any sinking fund.

Limited Voting Rights

Holders of Series G preferred stock do not have any voting rights except as set forth below. Whenever dividends on any shares of Series G preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series G preferred stock will have the right to vote as a single class with all other classes or series of stock ranking on parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable for the election of two additional directors to the board of directors. The election will take place at:

•

a special meeting called at the request of the holders of at least 10% of the outstanding shares of Series G preferred stock, or the holders of shares of any other class or series of the Company’s preferred stock ranking on a parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series G preferred stock in the election of the two directors, if this request is received 90 or more days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting less than 90 days before the date fixed for our next annual or special meeting of stockholders, at such next annual or special meeting of stockholders; and

•

each subsequent annual meeting until all dividends accumulated on the Series G preferred stock for all past dividend periods have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment.

When all of the dividends in arrears have been paid or declared and provided for in full, the right of holders of the Series G preferred stock to elect those two directors will cease and, unless there are one or more other classes or series of the Company’s preferred stock ranking on a parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of the two directors shall automatically terminate and the number of directors constituting the board of directors shall be reduced accordingly.

In addition, so long as any shares of Series G preferred stock are outstanding, without the consent or affirmative vote of at least two-thirds of the shares of Series G preferred stock then outstanding, the Company may not:

•

authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Series G preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of the Company’s authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares;

•

amend, alter or repeal any of the provisions of the Company’s charter, including the Articles Supplementary for the Series G preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Series G preferred stock; or

•

enter into any share exchange that affects the Series G preferred stock or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this bullet point each share of Series G preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially identical to and in any event without any material adverse change to those of the Series G preferred stock;

provided that any amendment to the Company’s charter to increase the number of authorized shares of stock or the creation or issuance of any other class or series of preferred stock or any increase in the number of authorized or outstanding shares of Series G preferred stock or any other class or series of stock, in each case ranking on a parity with or junior to the Series G preferred stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series G preferred stock.

On each matter on which holders of Series G preferred stock are entitled to vote, each share of Series G preferred stock will be entitled to one vote, except that when shares of any other class or series of the Company’s preferred stock have the right to vote with the Series G preferred stock as a single class on any matter, the Series G preferred stock and the shares of each such other class or series will have one vote for each $50.00 of liquidation preference (excluding accrued and unpaid dividends), resulting in each share of Series G preferred stock being entitled to one-half of a vote under such circumstances.

Except as expressly stated in the Articles Supplementary for the Series G preferred stock, the Series G preferred stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders shall not be required for the taking of any corporate action.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, all outstanding shares of Series G preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each share of Series G preferred stock is entitled to receive, out of our assets legally available for distribution to stockholders, a liquidation distribution of $25.00 per share, plus any accrued but unpaid dividends, in preference to any of the Company’s common stock or any other class or series of the Company’s stock ranking junior to the Series G preferred stock, but subject to the preferential rights of any class or series of our preferred stock ranking senior to the Series G preferred stock.

6.375% Series H Cumulative Redeemable Preferred Stock

General

Of the Company’s 30,000,000 authorized preferred shares, 4,000,000 shares have been classified and designated as 6.375% Series H Cumulative Redeemable Preferred Stock. Of these shares, as of September 23, 2016, 4,000,000 are issued and outstanding.

Dividends

Each share of Series H preferred stock is entitled to receive, when, as, and if authorized by the Company’s board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.375% of the $25.00 per share liquidation preference per annum (equivalent to $1.59375 per annum per share), payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Except as provided in the immediately following paragraph, unless full cumulative dividends for all past dividend periods on the Series H preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment, no dividends (other than in shares of the Company’s common stock or shares of any other class or series of stock of the Company ranking junior to the Series H preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Company) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the Company’s common stock or any other class or series of stock of the Company ranking junior to or on a parity with the Series H preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, nor shall any shares of the Company’s common stock or any other class or series of stock of the Company ranking junior to or on a parity with the Series H preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for shares of the Company’s common stock or shares of any other class or series of stock of the Company ranking junior to the Series H preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Company’s stock to preserve the Company’s status as a REIT for federal and/or state income tax purposes. With respect to the Series H preferred stock, all references to “past dividend periods” shall mean, as of any date, dividend periods ending on or prior to such date, and with respect to shares of any other class or series of stock ranking on a parity as to dividends with the Series H preferred stock, “past dividend periods” shall mean, as of any date, dividend periods with respect to such other class or series of stock ending on or prior to such date.

When full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of Series H preferred stock and when full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of any other class or series of the Company’s stock ranking on a parity as to dividends with the Series H preferred stock, then all dividends declared on shares of Series H preferred stock and any other outstanding classes or series of the Company’s stock ranking on a parity as to dividends with the Series H preferred stock shall be declared pro rata so that the amount of dividends declared per share on the Series H preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series H preferred stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series H preferred stock and such other classes or series of stock ranking on a parity as to dividends with the Series H preferred stock (which, in the case of any such other class or series of stock ranking on a parity as to dividends with the Series H preferred stock, shall not include any accumulation in respect of unpaid dividends for past dividend periods if such other class or series of stock ranking on a parity as to dividends with the Series H preferred stock does not have a cumulative dividend) bear to each other.

Ranking

The Series H preferred stock will, with respect to dividends and rights upon the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding-up, rank:

•	senior to the Company’s common stock and all other classes or series of the Company’s stock designated as ranking junior to Series H preferred stock;

•	on parity with all other classes or series of stock designated as ranking on a parity with the Series H preferred stock (including, without limitation, the Series G preferred stock); and

•	junior to all other classes or series of the Company’s stock designated as ranking senior to the Series H preferred stock.

Redemption

The Series H preferred stock will not be redeemable before August 15, 2017, except to preserve our status as a REIT for federal and/or state income tax purposes and except as described below upon the occurrence of a Series H Change of Control (as defined below). On and after August 15, 2017, we may, at our option, redeem any or all of the shares of the Series H preferred stock, for cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption.

Upon the occurrence of a Series H Change of Control, we may, at our option, at any time or from time to time, redeem any or all of the shares of Series H preferred stock, within 120 days after the first date on which such Series H Change of Control occurred, for cash, at $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends to but excluding the date fixed for redemption. If, prior to the Series H Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem some or all of the shares of Series H preferred stock (whether pursuant to our optional redemption right described in the paragraph above or the special optional redemption right described in this paragraph), the holders of Series H preferred stock will not have the conversion right described below under “—Conversion Rights” with respect to the shares of Series H preferred stock called for redemption.

A “Series H Change of Control” is when the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex, or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

The “Series H Change of Control Conversion Date” is the date the Series H preferred stock is to be converted into the Company’s common stock, which will be a business day selected by the Company that is no fewer than 20 days nor more than 35 days after the date on which the Company provides a notice of the occurrence of the Series H Change of Control that describes the resulting Series H Change of Control Conversion Right to the holders of Series H preferred stock.

Conversion Rights

Upon the occurrence of a Series H Change of Control, each holder of Series H preferred stock will have the right, which we refer to as the Series H Change of Control Conversion Right (unless, prior to the Series H Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the shares of Series H preferred stock held by such holder pursuant to the redemption provisions described above under “—Redemption,” in which case such holder will have the right only with respect to shares of Series H preferred stock that are not called for redemption) to convert some or all of the Series H preferred stock held by such holder on the Series H Change of Control Conversion Date, into a number of shares of the Company’s common stock per share of Series H preferred stock equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series H preferred stock plus the amount of any accrued and unpaid dividends thereon to the Series H Change of

Control Conversion Date (unless the Series H Change of Control Conversion Date is after a record date for a Series H preferred stock dividend payment and prior to the corresponding dividend payment date for the Series H preferred stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Series H Common Stock Price (as defined below); and

•	1.0469, which we refer to as the Series H Share Cap, subject to adjustments to the Series H Share Cap for any splits, subdivisions or combinations of our common stock;

subject, in each case, to provisions for the receipt of alternative consideration under specified circumstances as set forth in the Articles Supplementary for the Series H preferred stock.

The “Series H Common Stock Price” is (i) if the consideration to be received in the Series H Change of Control by the holders of the Company’s common stock is solely cash, the amount of cash consideration per share of the Company’s common stock or (ii) if the consideration to be received in the Series H Change of Control by holders of the Company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the Company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Series H Change of Control occurred as reported on the principal U.S. securities exchange on which the Company’s common stock is then traded, or (y) the average of the last quoted bid prices for the Company’s common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Series H Change of Control occurred, if the Company’s common stock is not then listed for trading on a U.S. securities exchange.

No Maturity, Sinking Fund or Mandatory Redemption

The Series H preferred stock has no maturity date, and the Company is not required to redeem the Series H preferred stock at any time. Accordingly, the shares of Series H preferred stock will remain outstanding indefinitely, unless the Company decides, at its option, to exercise its redemption rights or otherwise repurchase them or they become convertible and are converted in the manner set forth in Articles Supplementary for the Series H preferred stock. None of the Series H preferred stock is subject to any sinking fund.

Limited Voting Rights

Holders of Series H preferred stock do not have any voting rights except as set forth below. Whenever dividends on any shares of Series H preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series H preferred stock will have the right to vote as a single class with all other classes or series of stock ranking on parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable for the election of two additional directors to the board of directors. The election will take place at:

•

a special meeting called at the request of the holders of at least 10% of the outstanding shares of Series H preferred stock, or the holders of shares of any other class or series of the Company’s preferred stock ranking on a parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H preferred stock in the election of the two directors, if this request is received 90 or more days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting less than 90 days before the date fixed for our next annual or special meeting of stockholders, at such next annual or special meeting of stockholders; and

•

each subsequent annual meeting until all dividends accumulated on the Series H preferred stock for all past dividend periods have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment.

When all of the dividends in arrears have been paid or declared and provided for in full, the right of holders of the Series H preferred stock to elect those two directors will cease and, unless there are one or more other classes or series of the Company’s preferred stock ranking on a parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of the two directors shall automatically terminate and the number of directors constituting the board of directors shall be reduced accordingly.

In addition, so long as any shares of Series H preferred stock are outstanding, without the consent or affirmative vote of at least two-thirds of the shares of Series H preferred stock then outstanding, the Company may not:

•

authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Series H preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of the Company’s authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares;

•

amend, alter or repeal any of the provisions of the Company’s charter, including the Articles Supplementary for the Series H preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H preferred stock; or

•

enter into any share exchange that affects the Series H preferred stock or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this bullet point each share of Series H preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially identical to and in any event without any material adverse change to those of the Series H preferred stock;

provided that any amendment to the Company’s charter to increase the number of authorized shares of stock or the creation or issuance of any other class or series of preferred stock or any increase in the number of authorized or outstanding shares of Series H preferred stock or any other class or series of stock, in each case ranking on a parity with or junior to the Series H preferred stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series H preferred stock.

On each matter on which holders of Series H preferred stock are entitled to vote, each share of Series H preferred stock will be entitled to one vote, except that when shares of any other class or series of the Company’s preferred stock have the right to vote with the Series H preferred stock as a single class on any matter, the Series H preferred stock and the shares of each such other class or series will have one vote for each $50.00 of liquidation preference (excluding accrued and unpaid dividends), resulting in each share of Series H preferred stock being entitled to one-half of a vote under such circumstances.

Except as expressly stated in the Articles Supplementary for the Series H preferred stock, the Series H preferred stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders shall not be required for the taking of any corporate action.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, all outstanding shares of Series H preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each share of Series H preferred stock is entitled to receive, out of our assets legally available for distribution to stockholders, a liquidation distribution of $25.00 per share, plus any accrued but unpaid dividends, in preference to any of the Company’s common stock or any other class or series of the Company’s stock ranking junior to the Series H preferred stock, but subject to the preferential rights of any class or series of our preferred stock ranking senior to the Series H preferred stock.

Restrictions on Ownership and Transfer of the Company’s Capital Stock

Internal Revenue Code Requirements

To maintain the Company’s tax status as a REIT, five or fewer “individuals,” as that term is defined in the Code, which includes certain entities, may not own, actually or constructively, more than 50% in value of the Company’s issued and outstanding capital stock at any time during the last half of a taxable year. Constructive ownership provisions in the Code determine if any individual or entity constructively owns the Company’s capital stock for purposes of this requirement. In addition, 100 or more persons must beneficially own the Company’s capital stock during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Also, rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying income for purposes of the gross income tests of the Code. To help ensure we meet these tests, the Company’s charter restricts the acquisition and ownership of shares of the Company’s capital stock.

Transfer Restrictions in the Company’s Charter

Subject to exceptions specified therein, the Company’s charter provides that no holder may own, either actually or constructively under the applicable constructive ownership provisions of the Code:

•	more than 7.0%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s common stock;

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s Series G preferred stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s Series H preferred stock.

In addition, because rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying rent for purposes of the gross income tests under the Code, the Company’s charter provides that no holder may own, either actually or constructively by virtue of the constructive ownership provisions of the Code, which differ from the constructive ownership provisions used for purposes of the preceding sentence:

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s common stock;

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s Series G preferred stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s Series H preferred stock.

We refer to the limits described in this paragraph and the preceding paragraph, together, as the “ownership limits.”

The constructive ownership provisions set forth in the Code are complex, and may cause shares of the Company’s capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of shares of the Company’s capital stock in an amount that does not exceed the ownership limits, or the acquisition of an interest in an entity that actually or constructively owns the Company’s capital stock, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the ownership limits and thus violate the ownership limits described above or otherwise permitted by the Company’s board of directors.

The Company’s charter permits the board of directors to waive the ownership limits with respect to a particular stockholder if the board of directors:

•	determines that the ownership will not jeopardize the Company’s status as a REIT; and

•	otherwise decides that this action would be in our best interest.

As a condition of this waiver, the Company’s board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the Company’s REIT status. The board of directors has waived the ownership limit applicable to the Company’s common stock for John B. Kilroy, Sr. and John Kilroy, members of their families and some of their affiliated entities, allowing them to own up to 19.6% of the Company’s common stock. However, the board of directors conditioned this waiver upon the receipt of undertakings and representations from Messrs. Kilroy which it believed were reasonably necessary to conclude that the waiver would not cause us to fail to qualify and maintain the Company’s status as a REIT.

In addition to the foregoing ownership limits, the Company’s charter provides that no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company’s capital stock if, as a result of this ownership:

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more than 50% in value of the Company’s outstanding capital stock would be owned, either actually or constructively under the applicable constructive ownership provisions of the Code, by five or fewer individuals, as defined in the Code;

•	the Company’s capital stock would be beneficially owned by less than 100 persons, determined without reference to any constructive ownership provisions; or

•	the Company would fail to qualify as a REIT.

Under the Company’s charter, any person who acquires or attempts or intends to acquire actual or constructive ownership of the Company’s shares of capital stock that violate any of the foregoing restrictions on transferability and ownership must give us notice immediately and provide us with any other information that we may request to determine the effect of the transfer on the Company’s status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Company’s board of directors determines that it is no longer in the Company’s best interest to attempt to qualify, or to continue to qualify, as a REIT.

Effect of Violation of Ownership Limits and Transfer Restrictions

The Company’s charter provides that if any attempted transfer of the Company’s capital stock or any other event would result in any person violating the ownership limits described above, unless otherwise permitted by the board of directors, then the purported transfer will be void ab initio and of no force or effect with respect to the attempted transferee as to that number of shares in excess of the applicable ownership limit, and the transferee shall acquire no right or interest in the excess shares. The Company’s charter further provides that in the case of any event other than a purported transfer, the person or entity holding record title to any of the excess shares shall cease to own any right or interest in the excess shares.

The Company’s charter provides that if any transfer or other event occurs that, if effective, would result in any person owning shares of Company’s capital stock in violation of the ownership limit described above, the number of shares of capital stock that otherwise would cause such person to violate the ownership limit (the “excess shares”) will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by us or, if for any reason that transfer is not automatically effective, then the transfer of such excess shares shall be void ab initio and the purported transferee will not have any rights in such excess shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer.

The trustee of the charitable trust must:

•	within 20 days of receiving notice from us of the transfer of excess shares to the trust,

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by the board of directors, and

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distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the charitable trust did not involve a purchase of the applicable stock for fair value, the market price of such shares on the day of the event which resulted in such transfer to the charitable trust) or the sales proceeds (net any commissions and other expenses of sale) received by the trust for the excess shares; and

•	distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by us as beneficiary of the trust.

Excess shares transferred to the charitable trust shall be deemed to have been offered for sale to us at a price per share equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the charitable shares did not involve the purchase of the applicable stock for fair value, the market price of such shares on the day of the event which resulted in the transfer of such shares to the charitable trust) and the market price on the date we accept such offer. We will have the right to accept such offer until the charitable trust has sold the excess shares as described above.

The trustee shall be designated by us and be unaffiliated with us and any prohibited transferee or owner. Prior to a sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

The Company’s charter provides that, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that the Company’s shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then the Company’s charter provides that the transfer of the excess shares will be void ab initio.

If shares of capital stock are transferred to any person in a manner which would cause us to be beneficially owned by fewer than 100 persons, the Company’s charter provides that the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

If the Company’s board of directors shall at any time determine in good faith that a person has acquired, intends to acquire or own, has attempted to acquire or own, or may acquire or own the Company’s capital stock in violation of the limits described above, the Company’s charter provides that the board of directors shall take actions to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:

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in the case of the Series G preferred stock, causing the Company to redeem the shares of Series G preferred stock for cash at a redemption price of $25.00 per share plus, subject to exceptions, accrued and unpaid dividends to the date fixed for redemption;

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in the case of the Series H preferred stock, causing the Company to redeem the shares of Series H preferred stock for cash at a redemption price of $25.00 per share plus, subject to exceptions, accrued and unpaid dividends to the date fixed for redemption;

•	authorizing us to repurchase stock;

•	refusing to give effect to the ownership or acquisition on our books; or

•	instituting proceedings to enjoin the ownership or acquisition.

All certificates representing shares of the Company’s capital stock bear a legend referring to the restrictions described above.

All persons who own at least a specified percentage of the outstanding shares of the Company’s stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the applicable Treasury regulations. Under current Treasury regulations, the percentage is between 0.5% and 5.0%, depending on the number of record holders of the Company’s shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of the Company’s shares as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of the Company’s shares of capital stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Transfer Agent and Registrar for Shares of Capital Stock

Computershare Shareowner Services LLC is the transfer agent and registrar for shares of the Company’s preferred stock and common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of the Company’s preferred stock or common stock. Warrants may be issued independently or together with any other offered securities offered by the applicable prospectus supplement and may be attached to or separate from such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. As used in this “Description of Warrants,” references to the “Company,” “we,” “our” or “us” refer solely to Kilroy Realty Corporation and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, terms and number of shares of the Company’s preferred stock or common stock purchasable upon exercise of such warrants;

•	the designation and terms of the offered securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•

the date, if any, on and after which such warrants and the related preferred stock or common stock will be separately transferable, including any limitations on ownership and transfer of such warrants as may be appropriate to preserve the Company’s status as a REIT;

•	the price at which each share of preferred stock or common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax consequences; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Copies of the applicable form of warrant agreement and warrant may be obtained from us upon request, and the statements made within this prospectus relating to the warrant agreement and warrant to be issued pursuant to the warrant agreement are summaries of certain anticipated provisions, and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable warrant agreement and related warrants.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional or multiple shares of preferred stock, rather than single shares of preferred stock. In the event we exercise this option, we may issue depository receipts evidencing depositary shares, each of which will represent a fraction or multiple of, to be described in an applicable prospectus supplement, of a share of a particular series of preferred stock. The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. Subject to the terms of the deposit agreement, each owner of a depositary share will, in general, be entitled, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share, to all of the rights and preferences of the preferred stock or other equity stock represented thereby, including any dividend, voting, redemption, conversion or liquidation rights. For a description of our common stock and preferred stock, see the descriptions in this prospectus under the heading “Description of Capital Stock.” As used in this “Description of Depositary Shares,” references to the “Company,” “we,” “our” or “us” refer solely to Kilroy Realty Corporation and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. The particular terms of the depositary shares offered by the applicable prospectus supplement will be described in the prospectus supplement, which may also include a discussion of certain U.S. federal income tax consequences.

Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made within this prospectus relating to the deposit agreement and the depositary receipt to be issued pursuant to the deposit agreement are summaries of certain anticipated provisions, and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

DESCRIPTION OF MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF KILROY REALTY, L.P.

The following is a summary of certain terms and provisions of the Seventh Amended and Restated Agreement of Limited Partnership of the operating partnership, which we refer to, together with any subsequent amendments, supplements or restatements thereof, as the “partnership agreement.” The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the partnership agreement. For more detail, you should refer to the partnership agreement itself, which is incorporated by reference to our SEC filings. See “Where You Can Find More Information.”

Management of the Partnership

The operating partnership is a Delaware limited partnership. The Company is the sole general partner of the operating partnership and conducts substantially all of its business through the operating partnership.

As the sole general partner of the operating partnership, the Company exercises exclusive and complete discretion in the day-to-day management and control of the operating partnership. Subject to certain exceptions set forth in the partnership agreement, the Company can cause the operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. Limited partners may not transact business for, or participate in the management activities or decisions of, the operating partnership, except as provided in the partnership agreement and as required by applicable law.

The operating partnership has both preferred limited partnership interests and common limited partnership interests. As of September 23, 2016, the operating partnership had issued and outstanding 4,000,000 6.875% Series G Cumulative Redeemable Preferred Units, or the Series G preferred units, 4,000,000 6.375% Series H Cumulative Redeemable Preferred Units, or the Series H preferred units, all of which were held by the Company, and 2,631,276 common units. In this discussion, We refer collectively to the Series G preferred units, the Series H preferred units and any other preferred units the operating partnership may issue in the future as preferred units, and to the preferred units and the common units as the units.

Indemnification of the Company’s Officers and Directors

To the extent permitted by applicable law, the partnership agreement provides indemnity to the Company, as general partner, and its officers, directors, employees, agents and any other persons the Company may designate. Similarly, the partnership agreement limits the Company’s liability, as well as that of its officers, directors, employees and agents, to the operating partnership.

Transferability of Partnership Interests

Generally, the Company may not voluntarily withdraw from or transfer or assign its interest in the operating partnership without the consent of the holders of at least 60% of the common units including the Company’s interest. The limited partners may, without the consent of the general partner, transfer, assign, sell, encumber or otherwise dispose of their units in the operating partnership to family members, affiliates (as defined under federal securities laws) and charitable organizations and as collateral in connection with certain lending transactions, and, with the consent of the general partner, may also transfer, assign or sell their units to accredited investors. In each case, the transferee must agree to assume the transferor’s obligations under the partnership agreement. This transfer is also subject to the Company’s right of first refusal to purchase the limited partner’s units for our benefit.

In addition, without the Company’s consent, limited partners may not transfer their units:

•	to any person who lacks the legal capacity to own the units;

•	in violation of applicable law;

•	where the transfer is for only a portion of the rights represented by the units, such as the partner’s capital account or right to distributions;

•	if we believe the transfer would cause the termination of the operating partnership or would cause it to no longer be classified as a partnership for federal or state income tax purposes;

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if the transfer would cause the operating partnership to become a party-in-interest within the meaning of the Employee Retirement Income Security Act of 1974, or ERISA, or would cause its assets to constitute assets of an employee benefit plan under applicable regulations;

•	if the transfer would require registration under applicable federal or state securities laws;

•	if the transfer could cause the operating partnership to become a “publicly traded partnership” under applicable U.S. Treasury regulations;

•	if the transfer could cause the operating partnership to be regulated under the Investment Company Act of 1940 or ERISA; or

•	if the transfer would adversely affect the Company’s ability to maintain its qualification as a REIT.

The Company may not engage in any “termination transaction” without the approval of at least 60% of the common units in the operating partnership, including the Company’s general partnership interest in the operating partnership. Termination transactions consist of:

•	a merger;

•	a consolidation or other combination with or into another entity;

•	a sale of all or substantially all of the Company’s assets; or

•	a reclassification, recapitalization or change of the Company’s outstanding equity interests.

In connection with a termination transaction, all common limited partners must either receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of Company common stock into which each common unit is then exchangeable; and

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the greatest amount of cash, securities or other property paid to the holder of one share of Company common stock in consideration for one share of common stock pursuant to the termination transaction.

If, in connection with a termination transaction, a purchase, tender or exchange offer is made to holders of Company common stock, and the common stockholders accept the purchase, tender or exchange offer, each holder of common units must either receive, or must have the right to elect to receive, the greatest amount of cash, securities or other property which that holder would have received if immediately prior to the purchase, tender or exchange offer it had exercised its right to redeem common units, received shares of Company common stock in exchange for its common units, and accepted the purchase, tender or exchange offer.

The Company also may merge or otherwise combine its assets with another entity with the approval of at least 60% of the common units if:

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substantially all of the assets directly or indirectly owned by the surviving entity (other than partnership units held by the Company) are owned directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving entity (any such surviving limited partnership or limited liability company is called the “surviving partnership”) of a merger, consolidation or combination of assets with the operating partnership;

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the common limited partners own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of the operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

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the rights, preferences and privileges of the common limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the common limited partners have the right to exchange their interests in the surviving partnership for either:

•	the consideration available to the common limited partners pursuant to the preceding paragraph; or

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if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and the Company’s common stock.

The board of directors of the Company, in the Company’s capacity as general partner, will reasonably determine relative fair market values and rights, preferences and privileges of the limited partners as of the time of the termination transaction. These values may not be less favorable to the limited partners than the relative values reflected in the terms of the termination transaction.

The Company must use commercially reasonable efforts to structure termination transactions to avoid causing the common limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in the termination transaction. In addition, the operating partnership must use commercially reasonable efforts to cooperate with the common limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or other disposition of its assets.

Issuance of Additional Units Representing Partnership Interests

As sole general partner of the operating partnership, the Company has the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These units may include units representing preferred limited partnership interests, subject to the approval rights of holders of the Series G preferred units with respect to the issuance of preferred units ranking senior to the Series G preferred units and holders of the Series H preferred units with respect to the issuance of preferred units ranking senior to the Series H preferred units.

Capital Contributions by the Company to the Operating Partnership

The Company may borrow additional funds in excess of the funds available from borrowings or capital contributions from a financial institution or other lender or through public or private debt offerings. The Company may then lend these funds to the operating partnership on the same terms and conditions that applied to the Company. In some cases, the Company may instead contribute these funds as an additional capital contribution to the operating partnership and increase its interest in the operating partnership and decrease the interests of the limited partners.

The Effect of Awards Granted Under Our Stock Incentive Plans

The Company may issue shares of common stock (including restricted Company common stock) to employees and other service providers of the operating partnership and/or its subsidiaries Kilroy Services, LLC or Kilroy Realty TRS, Inc., which we refer to collectively as the services companies, as applicable, in respect of services provided to such entity, pursuant to awards granted under the Company’s 1997 Stock Option and Incentive Plan, as amended, the Company’s 2006 Incentive Award Plan, as amended, or any other equity incentive award plan maintained by the Company from time to time.

Issuances of any such shares of Company common stock are treated as follows: (i) upon the issuance of the shares (or, with respect to restricted Company common stock, upon the vesting of such shares) a number of operating partnership units equal to the number of shares of Company common stock issued (or vested), are transferred by the operating partnership to the Company; (ii) any amounts paid by an employee or other service provider of the operating partnership or services companies, as applicable, to the Company to purchase such shares of Company common stock are transferred by the Company to the operating partnership or services companies, as applicable; and (iii) shares of Company common stock received by the employee or other service provider of the operating partnership or services companies, as applicable, are treated as compensation paid by the operating partnership or the services companies, as applicable, to the employee or other service provider (to the extent that the value of such shares at the time of transfer or subsequent vesting exceeds the amount paid for them).

Any distributions made to employees or other service providers of the operating partnership or services companies by the Company in respect of unvested shares of Company common stock are reimbursed to the Company by the operating partnership or services companies, as applicable, and are treated as compensation paid directly by the operating partnership or the services companies, as applicable. Unvested shares of Company common stock that are forfeited prior to vesting are returned to the Company by the employee or other service provider. In addition, any amounts paid for such shares are returned by the operating partnership or services companies, as applicable, to the Company. To the extent that an employee or other service provider provides services to more than one of the Company, the operating partnership, the services companies or any subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares among such entities.

The foregoing description assumes that no employee or other service provider of the Company, the operating partnership or the services companies has made (or will make) an election under Section 83(b) of the Code.

Tax Matters that Affect the Operating Partnership

The Company has the authority under the partnership agreement to make tax elections under the Code on the operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The net income of the operating partnership will generally be allocated:

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first, to the extent holders of units have been allocated net losses, net income shall be allocated to such holders to offset these losses, in an order of priority which is the reverse of the priority of the allocation of these losses;

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next, pro rata among the holders of Series G preferred units in an amount equal to a 6.875% per annum cumulative return on the stated value of $25.00 per Series G preferred unit and the holders of Series H preferred units equal to a 6.375% per annum cumulative return on the stated value of $25.00 per Series H preferred unit, and, if applicable, to holders of any other preferred units ranking on a parity with the Series G preferred units and the Series H preferred units as to distributions in an amount equal to a specified return on the stated value of such other series of preferred units as set forth in the terms of such preferred units, which are referred to as the “preferred returns”; and

•	the remaining net income, if any, will be allocated to the Company and to the common limited partners in accordance with their respective percentage interests.

Net losses of the operating partnership will generally be allocated:

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first, to the Company and the common limited partners in accordance with their respective percentage interests, but only to the extent the allocation does not cause a partner to have a negative adjusted capital account (ignoring any limited partner capital contribution obligations);

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next, pro rata among the holders of the Series G preferred units and the Series H preferred units and any other preferred units that the operating partnership may issue in the future, but only to the extent that the allocation does not cause a partner to have a negative adjusted capital account (ignoring any limited partner capital contribution obligations);

•	next, to partners pro rata in proportion to their positive adjusted capital accounts, until such capital accounts are reduced to zero; and

•	the remainder, if any, will be allocated to the Company.

Notwithstanding the foregoing, the partnership agreement generally provides that the operating partnership’s adjusted net income (as defined in the partnership agreement) will first be allocated to the holders of the operating partnership’s Series G preferred units and the Series H preferred units and any other preferred units that the operating partnership may issue in the future to the extent of their preferred returns, with the remaining items of net income or net loss allocated according to the provisions described above. The allocations described above are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations.

Operations and Management of the Operating Partnership

The operating partnership must be operated in a manner that will enable the Company to maintain its qualification as a REIT and avoid any federal income tax liability. The partnership agreement provides that the Company will determine from time to time, but not less frequently than quarterly, the net operating cash revenues of the operating partnership, as well as net sales and refinancing proceeds, pro rata in accordance with the partners respective percentage interests, subject to the distribution preferences with respect to the Series G preferred units and the Series H preferred units and any other preferred units that the operating partnership may issue in the future. The partnership agreement further provides that the operating partnership will assume and pay when due, or reimburse the Company for payment of, all expenses that the Company incurs relating to the ownership and operation of, or for the benefit of, the operating partnership and all costs and expenses relating to the Company’s operations.

Term of the Partnership Agreement

The operating partnership will continue in full force and effect until December 31, 2095, or until sooner dissolved in accordance with the terms of the partnership agreement.

6.875% Series G Cumulative Redeemable Preferred Units

Distributions

Each Series G preferred unit is entitled to receive cumulative preferential distributions payable on or before the 15th day of February, May, August and November of each year at a rate of 6.875% per annum of the $25.00 stated value of a Series G preferred unit (equivalent to $1.71875 per annum). The cumulative preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of the operating partnership, other than the Series H preferred units and any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series G preferred units.

Ranking

The Series G preferred units rank:

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senior to the operating partnership’s common units and to all classes or series of partnership interests designated as ranking junior to the Series G preferred units with respect to distributions and rights upon liquidation, dissolution or winding-up;

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on parity with each other and with all other classes or series of partnership interests designated as ranking on a parity with the Series G preferred units with respect to distributions and rights upon liquidation, dissolution or winding-up, including the Series H preferred units; and

•	junior to all other classes or series of partnership interests designated as ranking senior to the Series G preferred units.

Redemption

The Series G preferred units will not be redeemable before March 27, 2017, except under circumstances intended to preserve the Company’s status as a REIT for federal and/or state income tax purposes or upon the occurrence of a Series G Change of Control (as defined above under “Description of Capital Stock—6.875% Series G Cumulative Redeemable Preferred Stock”). On and after March 27, 2017, the Series G preferred units may be redeemed at a redemption price, payable in cash, equal to the sum of $25.00 plus any accumulated and unpaid distributions to the date of redemption per Series G preferred unit. In addition, upon the occurrence of a Series G Change of Control, the Series G preferred units may be redeemed at a redemption price equal to the sum of $25.00 plus accumulated and unpaid distributions to the date of redemption per Series G preferred unit.

Conversion Rights

The Series G preferred units may be exchanged for common units upon a Series G Change of Control, all on the terms and subject to the conditions and exceptions described in the partnership agreement.

Liquidation Preference

The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series G preferred unit with a liquidation preference equal to $25.00 per unit, plus any accumulated but unpaid distributions, in preference to any other class or series of partnership interest other than those interests expressly designated as ranking on a parity with or senior to the Series G preferred units.

6.375% Series H Cumulative Redeemable Preferred Units

Distributions

Each Series H preferred unit is entitled to receive cumulative preferential distributions payable on the 15th day of February, May, August and November of each year at a rate of 6.375% per annum of the $25.00 stated value of a Series H preferred unit (equivalent to $1.59375 per annum). The cumulative preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of the operating partnership, other than the Series G preferred units and any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series H preferred units.

Ranking

The Series H preferred units rank:

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senior to the operating partnership’s common units and to all classes or series of partnership interests designated as ranking junior to the Series H preferred units with respect to distributions and rights upon liquidation, dissolution or winding-up;

•

on parity with each other and with all other classes or series of partnership interests designated as ranking on a parity with the Series H preferred units with respect to distributions and rights upon liquidation, dissolution or winding-up, including the Series G preferred units; and

•	junior to all other classes or series of partnership interests designated as ranking senior to the Series H preferred units.

Redemption

The Series H preferred units will not be redeemable before August 15, 2017, except under circumstances intended to preserve the Company’s status as a real estate investment trust for federal and/or state income tax purposes or upon the occurrence of a Series H Change of Control (as defined above under “Description of Capital Stock—6.375% Series H Cumulative Redeemable Preferred Stock”). On and after August 15, 2017, the Series H preferred units may be redeemed at a redemption price payable in cash, equal to the sum of $25.00 plus any accumulated and unpaid distributions to the date of redemption per Series H preferred unit. In addition, upon the occurrence of a Series H Change of Control, the Series H preferred units may be redeemed at a redemption price equal to the sum of $25.00 plus accumulated and unpaid distributions to the date of redemption per Series H preferred unit.

Conversion Rights

The Series H preferred units may be exchanged for common units upon a Series H Change of Control, all on the terms and subject to the conditions and exceptions described in the partnership agreement.

Liquidation Preference

The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series H preferred unit with a liquidation preference equal to $25.00 per unit, plus any accumulated but unpaid distributions, in preference to any other class or series of partnership interest other than those interests expressly designated as ranking on a parity with or senior to the Series H preferred units.

Common Limited Partnership Units

General

The partnership agreement provides that, subject to the distribution preferences of the Series G preferred units and the Series H preferred units and any other preferred units that may be issued in the future, common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. As of September 23, 2016, 2,631,276 issued and outstanding common units were held by our common limited partners other than the Company.

Redemption/Exchange Rights

Common limited partners have the right to require the operating partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of Company common stock at the time of the redemption. Alternatively, the Company may elect to acquire those units tendered for redemption in exchange for shares of Company common stock. The Company’s acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of some rights, some extraordinary distributions and similar events. However, even if the Company elects not to acquire tendered units in exchange for shares of common stock, holders of common units that are corporations or limited liability companies may require that the Company issue common stock in exchange for their common units, subject to applicable ownership limits or any other limit as provided in the Company’s charter or as otherwise determined by the board of directors, as applicable. The Company presently anticipates that the Company will elect to issue shares of common stock in exchange for common units in connection with each redemption request, rather than having the operating partnership redeem the common units for cash. With each redemption or exchange, the Company increases its percentage ownership interest in the operating partnership. Common limited partners may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of common stock being issued, any person’s actual or constructive stock ownership would exceed the ownership limits, or any other limit as provided in the Company’s charter or as otherwise determined by the board of directors.

Common Limited Partner Approval Rights

The partnership agreement provides that if the limited partners own at least 5% of the common units representing common partnership interests in the operating partnership, including those common units held by the Company as general partner, the Company will not, on behalf of the operating partnership and without the prior consent of the holders of more than 50% of the common units representing limited partnership interests in the operating partnership, dissolve the operating partnership, unless the dissolution or sale is incident to a merger or a sale of substantially all of the Company’s assets.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY’S CHARTER AND BYLAWS

The following is a description of certain provisions of Maryland law and the Company’s charter and bylaws. This description is not complete and is subject to, and qualified in its entirety by reference to, Maryland law and the Company’s charter and bylaws. You should read the Company’s charter and bylaws, which are incorporated by reference to our SEC filings. See “Where You Can Find More Information.”

The Board of Directors

The Company’s charter provides that the number of the directors shall be established by its bylaws, but cannot be less than the minimum number required by the Maryland General Corporation Law, or MGCL, which is one. The Company’s bylaws allow the board of directors to fix or change the number to not fewer than three and not more than 13 members. The number of directors is currently fixed at six. A majority of the remaining board of directors may fill any vacancy, other than a vacancy caused by removal. A majority of the board of directors may fill a vacancy resulting from an increase in the number of directors. The stockholders entitled to vote for the election of directors at an annual or special meeting of the Company’s stockholders may fill a vacancy resulting from the removal of a director.

The Company’s charter and bylaws provide that a majority of the board of directors must be “independent directors.” An “independent director” is a director who is not:

•	an employee, officer or affiliate of us or one of our subsidiaries or divisions;

•	a relative of a principal executive officer; or

•	an individual member of an organization acting as advisor, consultant or legal counsel, who receives compensation on a continuing basis from us in addition to director’s fees.

No Cumulative Voting

Holders of shares of Company common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of the Company’s stockholders, the holders of a majority of the shares of Company common stock entitled to vote will be able to elect all of the successors of the directors at that meeting.

Removal of Directors

The Company’s charter provides that its stockholders may remove a director only for “cause” and only by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors. The MGCL does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.

Election of Directors

The Company’s bylaws provide a majority vote standard for uncontested elections of directors. As a result, except in the case of directors to be elected by the holders of any class or series of the Company’s preferred stock, at each meeting of stockholders at which the election of directors is uncontested, a director nominee will be elected to the board of directors only if the number of votes cast “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee (with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST” the director nominee). A plurality vote standard applies in contested elections, in which case stockholders will not be permitted to vote “AGAINST” any director nominee but will only be permitted to vote “FOR” or withhold their vote with respect to such nominee. An election will be considered to be contested if the Company’s secretary has received notice that a stockholder or group of stockholders has nominated or proposes to nominate one or more persons for election as a director and, at least 14 days prior to the date on which notice of the meeting is first mailed to stockholders, the nomination has not been withdrawn and would thereby cause the number of director nominees to exceed the number of directors to be elected at the meeting.

Under the MGCL, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election in an uncontested election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected and qualifies. However, the Company’s bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the board of directors. The nominating and corporate governance committee of the board of directors will then make a recommendation to the board of directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The board of directors will publicly disclose within 90 days of certification of the stockholder vote its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation. If a director’s tendered resignation is not accepted by the board of directors, such director would continue to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, retirement, resignation or removal. If a director’s tendered resignation is accepted, then the board of directors may, among other things, fill the resulting vacancy or decrease the size of the board of directors.

The Company is not Subject to the Maryland Business Combination Statute

The Company has elected not to be subject to the “business combination” provisions of the MGCL (sections 3-601 through 3-604) and it cannot rescind such election and become subject to these business combination provisions without the approval of holders of a majority of its shares entitled to vote.

In the event that the Company decides to be subject to the business combinations provision, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are generally prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A business combination includes a merger, consolidation or share exchange. A business combination may also include an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined in the MGCL as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s shares; or

•

an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the business combinations provisions of the MGCL if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder.

At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

As a result of the Company’s decision not to be subject to the business combinations statute, an interested stockholder would be able to effect a “business combination” without complying with the requirements discussed above, which may make it easier for stockholders who become interested stockholders to consummate a business combination involving the Company. However, the Company cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of capital stock from its stockholders at a premium.

The Company is not Subject to the Maryland Control Share Acquisition Statute

The Company has elected in its bylaws not to be subject to the “control share acquisition” provisions of the MGCL (sections 3-701 through 3-710). If it wants to be subject to these provisions, its bylaws would need to be amended. Such amendments would require the approval of the holders of a majority of the shares entitled to vote.

Maryland law provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, the Company may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Because the Company is not subject to these provisions, stockholders who acquire a substantial block of Company common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any of these control share stockholders to effect a business combination with the Company. However, the Company cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of Company common stock from any stockholder at a premium.

Unsolicited Takeovers

Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in its board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

An election to be subject to any or all of the foregoing statutory provisions may be made in the Company’s charter or bylaws, or by resolution of the board of directors. Any such statutory provision to which the Company elects to be subject will apply even if other provisions of Maryland law or the Company’s charter or bylaws provide to the contrary.

If the Company made an election to be subject to the statutory provisions described above, the board of directors would automatically be classified into three classes with staggered terms of office of three years each, and would have the exclusive right to determine the number of directors and the exclusive right to fill vacancies on the board of directors. Moreover, any director elected to fill a vacancy would hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

In such instance, the classification and staggered terms of office of the directors would make it more difficult for a third party to gain control of the board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of the board of directors.

The Company has not elected to become subject to the foregoing statutory provisions relating to unsolicited takeovers. However, the Company could by resolutions adopted by the board of directors and without stockholder approval, elect to become subject to some or all of these statutory provisions.

Amendment of the Company’s Charter and Bylaws

The Company’s charter may generally be amended only if the amendment is declared advisable by the board of directors and approved by its stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment. The Company’s bylaws generally may be amended by the affirmative vote of a majority of the board of directors or of a majority of the Company’s shares entitled to vote. However, the following bylaw provisions may be amended only by the approval of a majority of the Company’s shares of capital stock entitled to vote:

•	provisions opting out of the control share acquisition statute;

•	provisions requiring approval by the independent directors for selection of operators of our properties or of transactions involving John B. Kilroy, Sr. and John Kilroy and their affiliates; and

•	provisions governing amendment of the Company’s bylaws.

Meetings of Stockholders

The Company’s bylaws provide for annual meetings of its stockholders to elect directors and to transact other business properly brought before the meeting. In addition, a special meeting of stockholders may be called by:

•	the president;

•	the board of directors;

•	the chairman of the board;

•	holders of at least a majority of the Company’s outstanding common stock entitled to vote by making a written request;

•

holders of 10% of the Company’s Series G preferred stock for the stockholders of Series G preferred stock and all other classes or series of stock ranking on parity with the Series G preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series G preferred stock in the election of the following two directors, to elect two additional directors to the board of directors if dividends on any shares of Series G preferred stock remain unpaid for six or more quarterly periods, whether or not consecutive; and

•

holders of 10% of the Company’s Series H preferred stock for the stockholders of Series H preferred stock and all other classes or series of stock ranking on parity with the Series H preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H preferred stock in the election of the following two directors, to elect two additional directors to the board of directors if dividends on any shares of Series H preferred stock remain unpaid for six or more quarterly periods, whether or not consecutive.

The MGCL provides that the Company’s stockholders also may act by unanimous written consent without a meeting with respect to any action that they are required or permitted to take at a meeting. To do so, each stockholder entitled to vote on the matter must sign the consent setting forth the action.

Advance Notice of Director Nominations and New Business

The Company’s bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:

•	pursuant to the Company’s notice of the meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of the Company’s bylaws.

The Company’s bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

The advance notice provisions of the Company’s bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders of the Company’s common stock believe is in their best interests.

Proxy Access

The Company’s bylaws permit a stockholder, or group of up to ten stockholders, owning at least 5% of the Company’s outstanding common stock continuously for at least the prior three years to nominate a candidate for election to the board of directors and inclusion in the Company’s proxy materials for its annual meeting of stockholders; provided that the total number of all stockholder nominees included in the Company’s proxy materials shall not exceed 25% of the number of directors then serving on the board of directors. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in the Company’s bylaws.

Exclusive Forum

The Company’s bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;

•	any action asserting a claim of breach of any duty owed by any present or former director or officer or other employee or stockholder of the Company to the Company or the Company’s stockholders;

•

any action asserting a claim against the Company or any present or former director or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Company’s charter or bylaws (in each case, as the same may be amended from time to time); or

•	any action asserting a claim against the Company or any present or former director or officer or other employee of the Company governed by the internal affairs doctrine.

Dissolution of the Company

Under the MGCL, the Company may be dissolved if a majority of the entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved, by the vote of the holders of two-thirds of the shares of the Company’s capital stock entitled to vote on the dissolution.

Indemnification and Limitation of Liability of Directors and Officers

The Company’s charter and bylaws, and the partnership agreement, provide for indemnification of its officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits the Company to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Company may indemnify its directors or officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with the proceeding unless the proceeding is one by the Company or in its right and the director or officer has been found to be liable to the Company. In addition, the Company may not indemnify a director or officer in any proceeding charging improper personal benefit to them if they were found to be liable on the basis that personal benefit was received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, the MGCL provides that, unless limited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. The Company’s charter contains no such limitation.

As permitted by the MGCL, the Company’s charter limits the liability of its directors and officers to the Company and its stockholders for money damages, subject to specified restrictions. However, the liability of the Company’s directors and officers to it and its stockholders for money damages is not limited if:

•	it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

•

a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit the Company’s ability or its stockholders’ ability to obtain other relief, such as an injunction or rescission.

The partnership agreement provides that the Company, as general partner, and its officers and directors are indemnified to the same extent its officers and directors are indemnified in its charter. The partnership agreement limits the Company’s liability and the liability of its officers and directors to the operating partnership and its partners to the same extent that its charter limits the liability of its officers and directors to it and its stockholders. See “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Indemnification of the Company’s Officers and Directors.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act of 1933, as amended, the Securities Act, the Company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

The Company has entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements provide that:

•

the Company must indemnify its executive officers and directors to the fullest extent permitted by applicable law and advance to its executive officers and directors all expenses related to the defense of indemnifiable claims against them, subject to reimbursement if it is subsequently determined that indemnification is not permitted;

•	the Company must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements; and

•	to the extent to which the Company maintains directors’ and officers’ liability insurance, the Company must provide coverage under such insurance to its executive officers and directors.

The Company’s indemnification agreements with its executive officers and directors offer substantially the same scope of coverage afforded by applicable law. In addition, as contracts, these indemnification agreements provide greater assurance to its directors and executive officers that indemnification will be available because they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights that they provide.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

If the resolution of the board of directors exempting the Company from the business combination provisions of the MGCL and the applicable provision in its bylaws exempting it from the control share acquisition provisions of the MGCL are rescinded or revoked (which in each case would require stockholder approval) or it elects to be subject to the unsolicited takeover provisions of the MGCL, then the business combination, control share acquisition and unsolicited takeover provisions of the MGCL, the provisions of its charter on removal of directors, the advance notice provisions of its bylaws and certain other provisions of its charter and bylaws and Maryland law could delay, deter or prevent a change of control of the Company or other transactions that might involve a premium price for holders of its capital stock or otherwise be in their best interest.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The information under this caption “United States Federal Income Tax Considerations” supersedes and replaces in its entirety the information appearing in the Company’s and the operating partnership’s Current Reports on Form 8-K (including the exhibits thereto) filed with the SEC on February 18, 2016 and July 27, 2016. See “Incorporation of Certain Documents by Reference.”

The following is a general summary of certain material United States federal income tax considerations related to the Company’s election to be taxed as REIT and the United States federal income tax considerations anticipated to be material to holders of our capital stock or the operating partnership’s debt securities. This summary is for general information only and is not tax advice. Supplemental United States federal income tax considerations relevant to the ownership of certain securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. Your tax treatment will vary depending upon the terms of the specific securities you acquire, as well as your particular situation. Unless otherwise expressly stated or the context otherwise requires, all references to “we,” “us” and “our” in this summary refer to the Company.

The information in this summary is based on current law, including:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this summary. These authorities may change or be subject to differing interpretations. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. We have not sought and do not plan to seek any rulings from the IRS that we qualify as a REIT or otherwise regarding the matters discussed below. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the United States federal income tax treatment of a REIT and the holders of certain of its securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively in a manner that could adversely affect a holder of our capital stock or the operating partnership’s debt securities. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•

the acquisition, ownership and sale or other disposition of our capital stock or the operating partnership’s debt securities, including the United States federal, state, local, non-United States and other tax consequences;

•	our election to be taxed as a REIT for United States federal income tax purposes; and

•	potential changes in the applicable tax laws.

Taxation of the Company

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1997. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1997, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 1997, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT, under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus concerning our business, assets and governing documents, as well as the business, assets and governing documents of the operating partnership and our other subsidiaries. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code which are discussed in more detail below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. See “—Failure to Qualify” below. Further, the United States federal income tax consequences related to the acquisition, ownership and disposition of our capital stock described below may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay United States federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate-level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay United States federal income tax as follows:

•	We will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

If we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•

We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is less than the fair market value of the asset, in each case determined at the time we acquired the asset, and we subsequently recognize gain on the disposition of the asset during a specified period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. Pursuant to recently promulgated temporary Treasury regulations, which expire on June 7, 2019, the specified period was increased from five years to ten years for assets acquired on or after August 8, 2016. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury regulations then in effect. Treasury regulations exclude from the application of this built-in gains tax any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code.

•

We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest,” or (for taxable years beginning after December 31, 2015) “redetermined taxable REIT subsidiary service income.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of ours to any of our tenants. See “—Penalty Tax.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined taxable REIT subsidiary service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•

We may be subject to a variety of taxes other than United States federal income tax, including payroll taxes and state, local and non-United States income, property and other taxes on our assets and operations.

Requirements for Qualification as a Real Estate Investment Trust. The Code defines a REIT as a corporation, trust or association:

1)	that is managed by one or more trustees or directors;

2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3)	that would be taxable as a domestic corporation but for special Code provisions applicable to REITs;

4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

5)	that is beneficially owned by 100 or more persons;

6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter with respect to our common stock, and the articles supplementary with respect to preferred stock we may issue from time to time, provide for restrictions regarding the ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions with respect to our common stock are described in Article IV of our charter. These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. We own and operate one or more properties through partnerships and limited liability companies. Treasury regulations generally provide that, in the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for United States federal income tax purposes, the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, pursuant to Treasury regulations, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT, including for purposes of satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of the operating partnership, including the operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for United States federal income tax purposes in which it owns an interest is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the United States federal income taxation of partnerships and limited liability companies below in “—Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and Limited Liability Companies.”

We have direct control of the operating partnership and certain subsidiary partnerships and limited liability companies and we intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. From time to time, we may be a limited partner or non-managing member in certain partnerships and limited liability companies. If any such partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below. See “—Failure to Qualify” below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and we do not elect with the corporation to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and such items, for all purposes of the Code, including the REIT qualification tests. Thus, in applying the United States federal tax requirements described in this prospectus, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities, and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not required to pay United States federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to income tax as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are satisfied. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 10% or 5% asset tests described below. See “—Asset Tests.” We currently own interests in Kilroy Realty TRS, Inc., and we have jointly elected with Kilroy Realty TRS, Inc. to have it be treated as a taxable REIT subsidiary. We may acquire interests in additional taxable REIT subsidiaries in the future.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains, from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest on obligations adequately secured by mortgages on real property, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains, from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for substantially comparable space. Whether rents paid by our taxable REIT subsidiary are substantially comparable to rents paid by our other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

We generally do not intend, and as a general partner of the operating partnership do not intend to permit the operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent such failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. The term “hedging transaction” generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test and (B) for taxable years beginning after December 31, 2015, new hedging transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. The hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income we derive from a hedging transaction, including gain from the sale or disposition thereof, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% and 75% gross income tests.

To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiary, Kilroy Realty TRS, Inc., pays dividends, we generally will derive our allocable share of such dividend income through our interest in the operating partnership. Such dividend income will qualify under the 95%, but not the 75%, REIT gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may avail ourselves of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale or other disposition of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend, and do not intend to permit the operating partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by us or by the operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or (for taxable years beginning after December 31, 2015) redetermined taxable REIT subsidiary service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations and redetermined taxable REIT subsidiary service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We believe that, in all instances in which Kilroy Realty TRS, Inc. provides services to our tenants, the fees paid to Kilroy Realty TRS, Inc. for such services are at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the operating partnership and its subsidiary partnerships and other entities treated as partnerships for United States federal income tax purposes, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. For taxable years beginning after December 31, 2015, the term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose, certain securities described in the Code.

Fourth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. The operating partnership owns 100% of the outstanding stock of Kilroy Realty TRS, Inc. Kilroy Realty TRS, Inc. elected, together with us, to be treated as a taxable REIT subsidiary. So long as Kilroy Realty TRS, Inc. qualifies as our taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of securities in Kilroy Realty TRS, Inc. We or Kilroy Realty TRS, Inc. may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed 25% (or 20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% asset test, the 10% voting securities limitation, 10% value limitation, and the 75% asset test. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets effective for taxable years beginning after December 31, 2015, as described above.

The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through the operating partnership or our subsidiary partnerships and limited liability companies) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in the operating partnership or in our subsidiary partnerships and limited liability companies). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to the operating partnership and as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in the operating partnership or in our subsidiary partnerships and limited liability companies), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset test, in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, and (ii) disclosing certain information to the IRS. In such case, we will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in the operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “—Failure to Qualify” below.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “real estate investment trust taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of the “real estate investment trust taxable income.”

For these purposes, our “real estate investment trust taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

Also, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined at the time we acquired the asset, within a specified period beginning on the date on which we acquired such asset. See “—General” above.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, unless (for distributions made in taxable years beginning after December 31, 2014) we qualify as a “publicly offered REIT,” the amount distributed must not be preferential (i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than in according to its dividend rights as a class). We believe that we are, and expect we will continue to be, a “publicly offered REIT.” To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “real estate investment trust taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of the operating partnership authorizes us, as general partner of the operating partnership, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our real estate investment trust taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing real estate investment trust taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may be required to borrow funds to pay cash dividends or to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, at least the sum of 85% of our real estate investment trust ordinary income for such year, 95% of our real estate investment trust capital gain net income for the year and any undistributed taxable income from prior periods. Any real estate investment trust ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period, and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for United States federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to United States federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions. We have, and may in the future, acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historic tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within a specified period beginning on the date on which we acquired such assets, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Interests in Subsidiary REITs

We have acquired, and may acquire in the future, interests in subsidiary REITs. Provided that our subsidiary REITs qualify as REITs for United States federal income tax purposes, our interests in such subsidiary REITs will be treated as qualifying real estate assets for purposes of the REIT asset tests and any dividend income or gains derived by us from such subsidiary REITs will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, a subsidiary REIT must independently satisfy the various REIT qualification requirements described in this summary. If a subsidiary REIT of ours were to fail to qualify as a REIT, and the relief provisions described in this summary do not apply, it would be treated as a regular taxable corporation and its income would be subject to United States federal income tax. In addition, shares in such subsidiary REIT would cease to be qualifying assets for purposes of the asset tests applicable to REITs, and our income from such shares would cease to qualify under the REIT 75% gross income test. As a result, a failure of a subsidiary REIT of ours to qualify as a REIT would have an adverse effect on our ability to comply with the REIT asset and income tests, and would prevent us from qualifying as a REIT, unless we could avail ourselves of such relief provisions.

Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and Limited Liability Companies

General. Substantially all of our investments are held indirectly through the operating partnership. In addition, the operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we believe are and will continue to be treated as partnerships or disregarded entities for United States federal income tax purposes. In general, entities that are treated as partnerships (or disregarded entities) for United States federal income tax purposes are “pass-through” entities which are not required to pay United States federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on this income, without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our proportionate share of the foregoing items for purposes of the various REIT income tests and in the computation of our real estate investment trust taxable income. Moreover, as described above under “—Asset Tests,” for purposes of the asset tests, we will generally include our proportionate share of assets held by the operating partnership, including its share of assets held by its subsidiary partnerships and limited liability companies, based on our capital interests. See “—Taxation of the Company.”

Entity Classification. Our interests in the operating partnership and its subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of any of these entities as a partnership (or disregarded entity). For example, an entity that would otherwise be treated as a partnership for United States federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury regulations. We do not anticipate that the operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the asset tests and possibly the income tests (see “—Taxation of the Company—Asset Tests” and “—Income Tests”). This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the operating partnership’s, a subsidiary partnership’s or a subsidiary limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. The Company believes the operating partnership and each of its other partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for United States federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and loss among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury regulations. Generally, Section 704(b) of the Code and the related Treasury regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members.

The partnership agreement of the operating partnership provides for preferred distributions of cash and preferred allocations of income to the holders of its preferred units. Preferred units have been issued to us in connection with our issuance of preferred stock. Upon our issuance of additional shares of preferred stock for cash or other consideration, we will contribute the net proceeds or other consideration from such issuance to the operating partnership in exchange for additional preferred units with similar terms. In general, all remaining items of income and loss will be allocated to the holders of common units in proportion to the number of common units held by each unit holder. See the discussion under “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Allocations of Net Income and Net Losses to Partners” included elsewhere in this prospectus, describing the allocations of net income and net losses to partners required pursuant to the partnership agreement of the operating partnership. Some limited partners have agreed to guarantee debt of the operating partnership, either directly or indirectly through an agreement to make capital contributions to the operating partnership under limited circumstances. As a result, and notwithstanding the above discussion of allocations of income and loss to holders of common units, these limited partners could under limited circumstances be allocated a disproportionate amount of net loss of the operating partnership or a disproportionate amount of net income of the operating partnership to offset any such allocations of net loss.

If an allocation is not recognized by the IRS for United States federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company treated as a partnership for United States federal income tax purposes in exchange for an interest in the partnership or limited liability company, must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. The operating partnership was formed by way of contributions of appreciated property (i.e., property having an adjusted tax basis less than its fair market value at the time of contribution). Moreover, subsequent to the formation of the operating partnership, additional appreciated property has been contributed to the operating partnership in exchange for interests in the operating partnership. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.

Treasury regulations issued under Section 704(c) of the Code provide partnerships and limited liability companies treated as partnerships for United States federal income tax purposes with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the operating partnership have determined to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to the operating partnership and for certain assets contributed subsequently. We and the operating partnership have not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future.

In general, the partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes that are lower than such deductions would have been if they had been determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a book-tax difference, all income attributable to such book-tax difference (as adjusted) generally will be allocated to the contributing partners. These allocations will tend to eliminate the book-tax difference over the life of the operating partnership. However, under the traditional method, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause us or other partners to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us or other partners as a result of the sale. Such an allocation might cause us or other partners to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of the Company—Requirements for Qualification as a Real Estate Investment Trust” and “—Annual Distribution Requirements.”

Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changes the rules applicable to United States federal income tax audits of partnerships. Under the new rules (which generally are effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the United States Department of the Treasury. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our shares.

Material United States Federal Income Tax Consequences for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities

The following discussion is a summary of certain United States federal income tax consequences to you of acquiring, owning and disposing of our capital stock or the operating partnership’s debt securities. This discussion is limited to holders who hold our capital stock or the operating partnership’s debt securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Code. In addition, except where specifically noted, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	United States expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•

persons holding our capital stock or the operating partnership’s debt securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes;

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell our capital stock or the operating partnership’s debt securities under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CAPITAL STOCK OR THE OPERATING PARTNERSHIP’S DEBT SECURITIES ARISING UNDER OTHER UNITED STATES FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “United States holder” is a beneficial holder of shares of our capital stock or the operating partnership’s debt securities that, for United States federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

For purposes of this discussion, a “non-United States holder” is any beneficial owner of our capital stock or the operating partnership’s debt securities that is neither a United States holder nor an entity treated as a partnership for United States federal income tax purposes.

If an entity treated as a partnership for United States federal income tax purposes) holds our capital stock or the operating partnership’s debt securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our capital stock or the operating partnership’s debt securities and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

Taxation of Taxable United States Holders of Our Capital Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends and certain amounts previously subject to corporate level taxation as discussed below, will constitute dividends taxable to our taxable United States holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States holders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to individuals. For purposes of determining whether distributions to holders of our capital stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a United States holder. This treatment will reduce the United States holder’s adjusted tax basis in its shares of our capital stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. United States holders may not include in their own income tax returns any of our net operating losses or capital losses.

United States holders who receive taxable stock dividends, as described above under “Taxation of the Company—Annual Distribution Requirements,” including dividends partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for United States federal income tax purposes, as described above. The amount of any dividend payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a United States holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such a United States holder would have to pay the tax using cash from other sources. If a United States holder sells the capital stock it receives as a dividend in order to pay this tax and the sales proceeds are less than the amount required to be included in income with respect to the dividend, such United States holder could have a capital loss with respect to the capital stock sale that could not be used to offset such dividend income. A United States holder that receives capital stock pursuant to a distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable United States holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year and, for taxable years beginning after December 31, 2015, may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of each such class of stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we presently intend to make a similar allocation with respect to any undistributed long term capital gains which are to be included in our stockholders’ long term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a United States holder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a United States holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be issued.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a United States holder of our capital stock will not be treated as passive activity income. As a result, United States holders generally will not be able to apply any “passive losses” against this income or gain. A United States holder may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, as described in “—Tax Rates,” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Capital Stock. If a United States holder sells or disposes of shares of our capital stock to a person other than us, it will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the capital stock for more than one year at the time of such sale or disposition. However, if a United States holder recognizes loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the United States holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution taxable as a dividend unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase will generally be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the United States holder;

•	results in a “complete termination” of the United States holder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the United States holder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the United States holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the United States holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the United States holder depends upon the facts and circumstances at the time that the determination must be made, United States holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received and such distribution will be taxable as a dividend (generally at ordinary income rates) to the extent of our current and accumulated earnings and profits, as described above under “—Distributions Generally.” A United States holder’s adjusted tax basis in the redeemed or repurchased shares generally will be transferred to its remaining shares of our capital stock, if any. If a United States holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Proposed Treasury regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the federal income tax consequences of a redemption or repurchase of our capital stock.

If a redemption or repurchase of shares of our capital stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Capital Stock.”

Foreign Accounts. Certain payments made to “foreign financial institutions” in respect of accounts of United States holders at such financial institutions may be subject to withholding at a rate of 30%. United States holders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of our capital stock. See “—Foreign Accounts.”

Taxation of Tax Exempt Stockholders

Dividend income from us and gain arising upon a sale of our capital stock generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code. Generally, debt-financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from United States federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our capital stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our capital stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts, or if such REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-United States Holders of Our Capital Stock

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our capital stock by non-United States holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address any state, local or non-United States tax consequences that may be relevant to a non-United States holder in light of its particular circumstances. We urge non-United States holders to consult their tax advisors to determine the impact of United States federal, state, local and non-United States income tax laws and any applicable tax treaties on the acquisition, ownership, and disposition of shares of our capital stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends generally will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-United States holder of a United States trade or business (and, if required by an applicable income tax treaty, the non-United States holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-United States holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to United States holders are subject to tax, and generally will not be subject to withholding. Any such dividends received by a non-United States holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting United States federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-United States holder unless:

•

a lower treaty rate applies and the non-United States holder furnishes an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

•	the non-United States holder furnishes an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-United States holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-United States holder to the extent that such distributions do not exceed the non-United States holder’s adjusted tax basis in our capital stock, but rather will reduce the adjusted tax basis of such capital stock. To the extent that these distributions exceed a non-United States holder’s adjusted tax basis in our capital stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below. However, recent legislation may cause such excess distributions to be treated as dividend income for certain non-United States holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-United States holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

1)	the investment in our capital stock is treated as effectively connected with the non-United States holder’s United States trade or business (and, if required by an applicable income tax treaty, the non-United States holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-United States holder will be subject to the same treatment as United States holders with respect to such gain, except that a non-United States holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

2)	the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax (or such lower rate specified by an applicable income tax treaty) on the individual’s capital gains (reduced by certain capital losses, provided the non-United States holder has timely filed United States federal income tax returns with respect to such losses.).

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-United States holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-United States holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-United States holders would generally be taxed at the same rates applicable to United States holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in Treasury regulations) of any distribution to non-United States holders to the extent attributable to gain from sales or exchanges by us of United States real property interests. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-United States holder that is a corporation. The amount withheld is creditable against the non-United States holder’s United States federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% United States withholding tax described above, if the non-United States holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-United States publicly traded stockholders that meet certain record-keeping and other requirements (“qualified holders”) are exempt from FIRPTA, except to the extent owners of such qualified holders that are not also qualified holders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-United States holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the capital stock held by United States holders generally should be treated with respect to non-United States holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-United States holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax we pay on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us exceeds its actual United States federal income tax liability. If we were to designate any portion of our net capital gain as retained capital gain, non-United States holders should consult their tax advisors regarding the taxation of such retained capital gain.

Sale of Our Capital Stock. Except as described below under “—Redemption or Repurchase by Us,” gain recognized by a non-United States holder upon the sale or exchange of our capital stock generally will not be subject to United States federal income taxation unless such stock constitutes a “United States real property interest” within the meaning of FIRPTA. Our capital stock will not constitute a “United States real property interest” so long as we are a “domestically-controlled qualified investment entity.” A “domestically-controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States holder unless the REIT has actual knowledge that such person is not a United States holder. We believe, but cannot guarantee, that we have been a “domestically-controlled qualified investment entity.” Even if we have been a “domestically-controlled qualified investment entity,” because our capital stock is publicly traded, no assurance can be given that we will continue to be a “domestically-controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale or exchange of our capital stock not otherwise subject to FIRPTA will be taxable to a non-United States holder if either (1) the investment in our capital stock is treated as effectively connected with the non-United States holder’s United States trade or business or (2) the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, in general, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-United States holder may be treated as having gain from the sale or exchange of United States real property interest if the non-United States holder (or certain of its affiliate or related parties) (1) disposes of our capital stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of our capital stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). The preceding sentence shall not apply to a non-United States holder if the non-United States holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of stock as ‘‘regularly traded,’’ as defined by applicable Treasury regulations. Non-United States holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our capital stock.

Even if we do not qualify as a “domestically-controlled qualified investment entity” at the time a non-United States holder sells or exchanges our capital stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

1)	our capital stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the New York Stock Exchange; and

2)	such non-United States holder owned, actually and constructively, 10% or less of our capital stock throughout the applicable testing period.

In addition, dispositions of our capital stock by qualified holders are exempt from FIRPTA, except to the extent owners of such qualified holders that are not also qualified holders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our capital stock by such holders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-United States holders should consult their tax advisors regarding the application of these rules.

If gain on the sale or exchange of our capital stock were subject to taxation under FIRPTA, the non-United States holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable United States holder. In addition, if the stock is not then traded on an established securities market, the purchaser of the capital stock would be required to withhold and remit to the IRS 15% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our capital stock exceed the holder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against such holder’s United States federal income tax liability, provided that the required information is provided to the IRS on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our capital stock may not satisfy a non-United States holder’s entire tax liability under FIRPTA, and such holder remains liable for the timely payment of any remaining tax liability.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxation of Taxable United States Holders of Our Capital Stock—Redemption or Repurchase by Us.” Qualified shareholders and their owners may be subject to different rules, and should consult their tax advisors regarding the application of such rules. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxation of Non-United States Holders of Our Capital Stock—Distributions Generally.” If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Taxation of Non-United States Holders of Our Capital Stock—Sale of Our Capital Stock.”

Taxation of Holders of the Operating Partnership’s Debt Securities

The following summary describes certain material United States federal income tax consequences of acquiring, owning and disposing of debt securities issued by the operating partnership. This discussion assumes the debt securities will be issued with no more than a de minimis amount of original issue discount for United States federal income tax purposes. In addition, this discussion is limited to persons purchasing the debt securities for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the debt securities is sold to the public for cash).

United States Holders of the Operating Partnership’s Debt Securities

Interest. Interest on a debt security generally will be taxable to a United States holder as ordinary income at the time such interest is received or accrued, in accordance with such United States holder’s method of tax accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of the Debt Securities. A United States holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of such gain or loss will equal the difference between the amount received for the debt security in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which generally will be taxable as interest to the extent not previously included in income) and the United States holder’s adjusted tax basis in the debt security. A United States holder’s adjusted tax basis in a debt security generally will be equal to the amount the United States holder paid for the debt security. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the United States holder has held the debt security for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate United States holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Non-United States Holders of the Operating Partnership’s Debt Securities

Payments of Interest. Interest paid on a debt security to a non-United States holder that is not effectively connected with the non-United States holder’s conduct of a trade or business within the United States will not be subject to United States federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the non-United States holder does not, actually or constructively, own 10% or more of the operating partnership’s capital or profits;

•	the non-United States holder is not a controlled foreign corporation with respect to which the operating partnership is a “related person” within the meaning of Section 864(d)(4) of the Code; and

•

either (1) the non-United States holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt security on behalf of the non-United States holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-United States holder, has received from the non-United States holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the non-United States holder holds its debt security directly through a “qualified intermediary” (within the meaning of applicable Treasury regulations) and certain conditions are satisfied.

If a non-United States holder does not satisfy the requirements above, such non-United States holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the non-United States holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-United States holder resides or is established.

If interest paid to a non-United States holder is effectively connected with the non-United States holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-United States holder maintains a permanent establishment in the United States to which such interest is attributable), the non-United States holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the non-United States holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a debt security is not subject to withholding tax because it is effectively connected with the conduct by the non-United States holder of a trade or business within the United States.

Any such effectively connected interest will be subject to United States federal income tax at the regular graduated United States federal income tax rates. In addition, a non-United States holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-United States holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of the Debt Securities. A non-United States holder will not be subject to United States federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•

the gain is effectively connected with the non-United States holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-United States holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-United States holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates. A non-United States holder that is a non-United States corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by United States source capital losses of the non-United States holder (even though the individual is not considered a resident of the United States), provided the non-United States holder has timely filed United States federal income tax returns with respect to such losses.

Non-United States holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

United States Holders. A United States holder may be subject to information reporting and backup withholding when such holder receives payments on our capital stock or debt securities or proceeds from the sale or other taxable disposition of such stock or debt securities (including a redemption or retirement of a debt security). Certain United States holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A United States holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a United States holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. United States holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-United States Holders. Payments of dividends on our capital stock or interest on our debt securities generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our capital stock or interest on our debt securities paid to the non-United States holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock or debt securities (including a retirement or redemption of a debt security) within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock or debt securities paid outside the United States and conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-United States holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is generally 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” In addition, United States holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Contribution Tax on Unearned Income. Certain United States holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations, and capital gains from the sale or other disposition of stock or debt obligations. United States holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock or the operating partnership’s debt securities.

Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock, interest on the operating partnership’s debt securities, or gross proceeds from the sale or other disposition of our capital stock or the operating partnership’s debt securities, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Department of the Treasury under which it undertakes, among other things, to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our capital stock or interest on the operating partnership’s debt securities, and will apply to payments of gross proceeds from the sale or other disposition of such stock or debt securities on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for United States federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock or the operating partnership’s debt securities.

Other Tax Consequences

State, local and non-United States income tax laws may differ substantially from the corresponding United States federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-United States jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-United States tax laws, or any United States federal tax other than income tax, with respect to our tax treatment as a REIT and on an investment in our capital stock or the operating partnership’s debt securities.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder, information about such selling securityholders, their beneficial ownership of the securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

PLAN OF DISTRIBUTION

We, or selling securityholders, may sell the offered securities on a delayed or continuous basis through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. As used herein, the term “selling securityholder” includes pledgees, donees, transferees or other successors-in-interest that receive the applicable offered securities from a selling securityholder as a gift, distribution or other transfer (including a purchase) after the date of this prospectus. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

Underwriters may offer and sell the offered securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We also may, from time to time, authorize broker-dealers acting as our agents to offer and sell the offered securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters and agents may be deemed to have received compensation from us in the form of discounts or commissions and may also receive commissions from purchasers of offered securities. Underwriters and agents may sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, agents and/or commissions from the purchasers.

Any discounts or commissions paid by us to underwriters, dealers or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any offered securities issued hereunder will be a new issue with no established trading market (other than our common stock, Series G preferred stock and Series H preferred stock, each of which is listed on the NYSE). If we sell any shares of our common stock, or additional shares of our Series G preferred stock or Series H preferred stock, pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other offered securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such offered securities are sold by us or our operating partnership for public offering and sale may make a market in such offered securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such offered securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the offered securities from us at the public offering price set forth in the applicable prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the offered securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters, dealers and agents will not have any responsibility with respect to the validity or performance of these contracts.

In connection with the distributions of offered securities of selling securityholders, the selling securityholders, underwriters, selling group members and their respective affiliates may (i) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such offered securities in the course of hedging the positions they assume, (ii) sell our offered securities short and deliver the offered securities of the selling securityholders to close out such short positions, (iii) enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of offered securities offered by the selling securityholder, which they may in turn resell or (iv) pledge offered securities to a broker-dealer or other financial institution, which, upon a default by the selling securityholder under the transaction to which such pledge relates, they may in turn resell.

In addition, the selling securityholders may sell offered securities pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule, or under Section 4(1) of the Securities Act, rather than pursuant to an applicable prospectus supplement and this prospectus. In effecting sales, broker-dealers or agents engaged by us or the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders.

To facilitate the offering of any offered securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of such offered securities. This may include over-allotments or short sales of such offered securities, which involves the sale by persons participating in the offering of more such offered securities than we or the selling securityholders, as applicable, sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising any option to purchase additional offered securities that we or the selling securityholders, as applicable, may grant. In addition, these persons may stabilize or maintain the price of such offered securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if offered securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of such offered securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us and our operating partnership in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters regarding the validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and Ballard Spahr LLP, Baltimore, Maryland. Latham & Watkins LLP, Los Angeles, California, has issued an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Kilroy Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Kilroy Realty Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Kilroy Realty, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Kilroy Realty, L.P.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files proxy statements and the Company and the operating partnership file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information the Company and the operating partnership file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The Company and the operating partnership have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, the Registration Statement, under the Securities Act with respect to the securities registered hereby. This prospectus and the applicable prospectus supplement do not contain all of the information set forth in the Registration Statement and exhibits and schedules to the Registration Statement. For further information with respect to us, the operating partnership and the securities registered hereby, reference is made to the Registration Statement, including the exhibits to the Registration Statement. Statements contained in this prospectus and the applicable prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus or the applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the Registration Statement or an exhibit to a document incorporated by reference into the Registration Statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the Registration Statement, including the exhibits and schedules to the Registration Statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the Registration Statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The Registration Statement is also available to you on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or any prospectus supplement hereto or a document which is incorporated by reference in this prospectus or any prospectus supplement hereto is automatically updated and superseded if information contained in this prospectus or any prospectus supplement hereto, or information that we later file with the SEC that is incorporated by reference or deemed to be incorporated by reference in this prospectus or any prospectus supplement hereto, modifies or replaces such statement. We incorporate by reference the following documents we filed with the SEC:

•	the Company’s and the operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	the Company’s and the operating partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on April 28, 2016 and July 27, 2016, respectively;

•

the Company’s and the operating partnership’s Current Report on Form 8-K filed on February 5, 2016, the Company’s and the operating partnership’s Current Report on Form 8-K filed on February 18, 2016, the Company’s Current Report on Form 8-K filed on February 23, 2016, the Company’s Current Report on Form 8-K filed on May 19, 2016, the Company’s and the operating partnership’s Current Report on Form 8-K filed on July 27, 2016, the Company’s and the operating partnership’s Current Report on Form 8-K filed on August 30, 2016 and the Company’s and the operating partnership’s Current Report on Form 8-K filed on September 15, 2016; and

•

the descriptions of the Company’s Series G preferred stock and Series H preferred stock contained in the Company’s Registration Statements on Form 8-A (File No. 001-12675) filed on March 22, 2012 and August 10, 2012, respectively (in each case including any subsequently filed amendments and reports filed for the purpose of updating such description).

As described above under the caption “United States Federal Income Tax Considerations,” the information appearing in the Company’s and the operating partnership’s Current Reports on Form 8-K (including the exhibits thereto) filed with the SEC on February 18, 2016 and July 27, 2016 has been superseded and replaced in its entirety by the information appearing under such caption.

We are also incorporating by reference any additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering described in this prospectus and the applicable prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed above or filed in the future, that are deemed to have been “furnished to,” rather than “filed” with the SEC, including our compensation committee report and performance graph included or incorporated by reference in any Annual Report on Form 10-K or proxy statement, or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K, or any exhibits filed pursuant to Item 9.01 of Form 8-K that are not deemed “filed” with the SEC.

To the extent that any Current Report on Form 8-K filed by the Company or the operating partnership after the date of this prospectus and prior to the termination of the offering described in this prospectus or any prospectus supplement expressly states that the information in such Current Report on Form 8-K (including any exhibits thereto) amends, supplements, supersedes or replaces any of the information set forth in this prospectus, then such Current Report on Form 8-K shall be deemed to be incorporated by reference in this prospectus unless and until such time as the Company or operating partnership files a subsequent Current Report on Form 8-K or other document that is incorporated or deemed to be incorporated by reference herein, or issues a prospectus supplement or free writing prospectus, that expressly states that it amends, supersedes or replaces all or any of the information in such earlier Current Report on Form 8-K, but only to the extent that the information in such earlier report is so amended, superseded or replaced.

To receive a free copy of any of the documents incorporated by reference in this prospectus, including exhibits, if they are specifically incorporated by reference in the documents, call or write Kilroy Realty Corporation, 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attention: Secretary (telephone (310) 481-8400).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.

The following table itemizes the expenses incurred by the registrant in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates.

SEC Registration Fee	*
Printing	$40,000
Legal Fees and Expenses	$100,000
Accounting Fees and Expenses	$22,000

TOTAL	$162,000

*	Deferred in accordance with Rule 456(b) and 457(r).

We will pay all of the costs identified above.

Item 15. Indemnification of directors and officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith;

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law provides that, unless prohibited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. The Company’s charter contains no such limitation.

The Company’s charter and bylaws provide in effect that it will indemnify its directors and officers to the fullest extent permitted by applicable law. The operating partnership’s partnership agreement provides that the Company’s directors and officers are indemnified to the same extent the Company’s directors and officers are indemnified under its charter. We have purchased directors’ and officers’ liability insurance for the benefit of the Company’s directors and officers.

The Company has entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and reimburse them for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

As permitted by the Maryland General Corporation Law, the Company’s charter limits the liability of its directors and officers to the Company and its stockholders for money damages, subject to specified restrictions. However, the liability of the Company’s directors and officers to it and its stockholders is not limited if:

•	it is proved that the director or officer actually received an improper personal benefit in money, property or services; or

•

a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit the Company’s ability or its stockholders’ ability to obtain other relief, such as an injunction or rescission.

The operating partnership’s partnership agreement limits the liability of the Company’s directors and officers to the operating partnership and its partners to the same extent that the Company’s charter limits the liability of its directors and officers to the Company and its stockholders.

The Sales Agreements filed as Exhibits 4.23 through 4.28 to this registration statement include provisions requiring the agents named therein to indemnify, and any underwriting agreement or other sales agreement that the Company or the operating partnership enter into in connection with an offering of securities registered hereunder may require the underwriters or agents, as the case may be, party thereto to indemnify, the Company and/or the operating partnership and/or their respective directors, certain of their respective officers and their respective controlling persons, if any, for specified liabilities, which may include liabilities arising under the Securities Act of 1933, as amended.

Item 16. Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement(1)

4.1	Kilroy Realty Corporation Articles of Restatement(2)

4.2	Articles Supplementary designating Kilroy Realty Corporation’s 6.875% Series G Cumulative Redeemable Preferred Stock(3)

4.3	Articles Supplementary designating Kilroy Realty Corporation’s 6.375% Series H Cumulative Redeemable Preferred Stock(4)

4.4	Fourth Amended and Restated Bylaws of Kilroy Realty Corporation(5)

4.5	Certificate of Limited Partnership of Kilroy Realty, L.P.(6)

4.6	Amendment to the Certificate of Limited Partnership of Kilroy Realty, L.P.(6)

4.7	Seventh Amended and Restated Agreement of Limited Partnership of Kilroy Realty, L.P. dated as of August 15, 2012, as amended(7)

4.8	Indenture, dated as of March 1, 2011, by and among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee(8)

4.9	Supplemental Indenture, dated July 5, 2011, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee(8)

4.10	Form of debt security(1)

4.11	Form of Articles Supplementary designating a class or series of preferred stock(1)

4.12	Form of preferred stock certificate(1)

4.13	Form of Deposit Agreement, including form of depositary receipt(1)

4.14	Form of Warrant Agreement, including form of warrant(1)

4.15	Form of Certificate for Common Stock of Kilroy Realty Corporation(9)

4.16	Specimen Certificate for Kilroy Realty Corporation’s 6.875% Series G Cumulative Redeemable Preferred Stock(3)

4.17	Specimen Certificate for Kilroy Realty Corporation’s 6.375% Series H Cumulative Redeemable Preferred Stock(4)

4.18	Registration Rights Agreement dated January 31, 1997(9)

4.19	Registration Rights Agreement dated as of October 31, 1997(10)

4.20	Registration Rights Agreement dated as of October 6, 2000(11)

4.21	Registration Rights Agreement dated as of July 31, 2012(12)

4.22	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and RBC Capital Markets, LLC(13)

4.23	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and Jefferies LLC(13)

4.24	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and KeyBanc Capital Markets Inc.(13)

4.25	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and BNP Paribas Securities Corp.(13)

4.26	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and J.P. Morgan Securities LLC(13)

4.27	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and Barclays Capital Inc.(13)

5.1*	Opinion of Latham & Watkins LLP

5.2*	Opinion of Ballard Spahr LLP

8.1*	Opinion of Latham & Watkins LLP as to tax matters

12.1*	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of Kilroy Realty Corporation

12.2*	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges of Kilroy Realty, L.P.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.2)

23.3*	Consent of Deloitte & Touche LLP

23.4*	Consent of Deloitte & Touche LLP

23.5*	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on the Signature Page to the Registration Statement)

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association (Form T-1)

*	Filed herewith.
(1)	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.
(2)	Previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to the report on Form 10-Q for the quarter ended June 30, 2012.
(3)	Previously filed by Kilroy Realty Corporation as an exhibit to its Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on March 22, 2012.
(4)	Previously filed by Kilroy Realty Corporation as an exhibit to its Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on August 10, 2012.
(5)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 8-K as filed with the Securities and Exchange Commission on February 23, 2016.
(6)	Previously filed by Kilroy Realty, L.P. as an exhibit to the Registration Statement on Form 10 as filed with the Securities and Exchange Commission on August 18, 2010.
(7)	Previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to the report on Form 10-Q for the quarter ended June 30, 2014.
(8)	Previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to their Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on October 2, 2013.
(9)

Previously filed by Kilroy Realty Corporation as an exhibit to Amendment No. 3 to its Registration Statement on Form S-11 (No. 333-15553) as filed with the Securities and Exchange Commission on January 24, 1997.

(10)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 8-K/A as filed with the Securities and Exchange Commission on December 19, 1997.
(11)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 10-K for the year ended December 31, 2000.
(12)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 10-Q for the quarter ended June 30, 2012.
(13)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 8-K as filed with the Securities and Exchange Commission on December 12, 2014.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalves by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 29 day of September 2016.

KILROY REALTY CORPORATION

By:	/S/ HEIDI R. ROTH
Executive Vice President, Chief Accounting Officer and Controller

KILROY REALTY, L.P.

By:	KILROY REALTY CORPORATION Its general partner

By:	/S/ HEIDI R. ROTH
Executive Vice President, Chief Accounting Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Kilroy, Jeffrey C. Hawken, Tyler H. Rose, Heidi R. Roth, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/S/ JOHN KILROY John Kilroy	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	September 29, 2016

/S/ TYLER H. ROSE Tyler H. Rose	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 29, 2016

/S/ HEIDI R. ROTH Heidi R. Roth	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 29, 2016

/S/ EDWARD F. BRENNAN Edward F. Brennan, Ph.D.	Director	September 29, 2016

/S/ JOLIE HUNT Jolie Hunt	Director	September 29, 2016

/S/ SCOTT S. INGRAHAM Scott S. Ingraham	Director	September 29, 2016

/S/ GARY R. STEVENSON Gary R. Stevenson	Director	September 29, 2016

/S/ PETER B. STONEBERG Peter B. Stoneberg	Director	September 29, 2016

S-1

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement(1)

4.1	Kilroy Realty Corporation Articles of Restatement(2)

4.2	Articles Supplementary designating Kilroy Realty Corporation’s 6.875% Series G Cumulative Redeemable Preferred Stock(3)

4.3	Articles Supplementary designating Kilroy Realty Corporation’s 6.375% Series H Cumulative Redeemable Preferred Stock(4)

4.4	Fourth Amended and Restated Bylaws of Kilroy Realty Corporation(5)

4.5	Certificate of Limited Partnership of Kilroy Realty, L.P.(6)

4.6	Amendment to the Certificate of Limited Partnership of Kilroy Realty, L.P.(6)

4.7	Seventh Amended and Restated Agreement of Limited Partnership of Kilroy Realty, L.P. dated as of August 15, 2012, as amended(7)

4.8	Indenture, dated as of March 1, 2011, by and among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee(8)

4.9	Supplemental Indenture, dated July 5, 2011, among Kilroy Realty, L.P., as issuer, Kilroy Realty Corporation, as guarantor, and U.S. Bank National Association, as trustee(8)

4.10	Form of debt security(1)

4.11	Form of Articles Supplementary designating a class or series of preferred stock(1)

4.12	Form of preferred stock certificate(1)

4.13	Form of Deposit Agreement, including form of depositary receipt(1)

4.14	Form of Warrant Agreement, including form of warrant(1)

4.15	Form of Certificate for Common Stock of Kilroy Realty Corporation(9)

4.16	Specimen Certificate for Kilroy Realty Corporation’s 6.875% Series G Cumulative Redeemable Preferred Stock(3)

4.17	Specimen Certificate for Kilroy Realty Corporation’s 6.375% Series H Cumulative Redeemable Preferred Stock(4)

4.18	Registration Rights Agreement dated January 31, 1997(9)

4.19	Registration Rights Agreement dated as of October 31, 1997(10)

4.20	Registration Rights Agreement dated as of October 6, 2000(11)

4.21	Registration Rights Agreement dated as of July 31, 2012(12)

4.22	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and RBC Capital Markets, LLC(13)

4.23	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and Jefferies LLC(13)

4.24	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and KeyBanc Capital Markets Inc.(13)

4.25	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and BNP Paribas Securities Corp.(13)

Exhibit Number	Description

4.26	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and J.P. Morgan Securities LLC(13)

4.27	Sales Agreement, dated December 12, 2014, between Kilroy Realty Corporation, Kilroy Realty, L.P. and Barclays Capital Inc.(13)

5.1*	Opinion of Latham & Watkins LLP

5.2*	Opinion of Ballard Spahr LLP

8.1*	Opinion of Latham & Watkins LLP as to tax matters

12.1*	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of Kilroy Realty Corporation

12.2*	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges of Kilroy Realty, L.P.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.2)

23.3*	Consent of Deloitte & Touche LLP

23.4*	Consent of Deloitte & Touche LLP

23.5*	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on the Signature Page to the Registration Statement)

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association (Form T-1)

*	Filed herewith.
(1)	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.
(2)	Previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to the report on Form 10-Q for the quarter ended June 30, 2012.
(3)	Previously filed by Kilroy Realty Corporation as an exhibit to its Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on March 22, 2012.
(4)	Previously filed by Kilroy Realty Corporation as an exhibit to its Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on August 10, 2012.
(5)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 8-K as filed with the Securities and Exchange Commission on February 23, 2016.
(6)	Previously filed by Kilroy Realty, L.P. as an exhibit to the Registration Statement on Form 10 as filed with the Securities and Exchange Commission on August 18, 2010.
(7)	Previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to the report on Form 10-Q for the quarter ended June 30, 2014.
(8)	Previously filed by Kilroy Realty Corporation and Kilroy Realty, L.P. as an exhibit to their Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on October 2, 2013.
(9)

Previously filed by Kilroy Realty Corporation as an exhibit to Amendment No. 3 to its Registration Statement on Form S-11 (No. 333-15553) as filed with the Securities and Exchange Commission on January 24, 1997.

(10)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 8-K/A as filed with the Securities and Exchange Commission on December 19, 1997.
(11)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 10-K for the year ended December 31, 2000.
(12)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 10-Q for the quarter ended June 30, 2012.
(13)	Previously filed by Kilroy Realty Corporation as an exhibit to the report on Form 8-K as filed with the Securities and Exchange Commission on December 12, 2014.